UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

ASSET ACCEPTANCE CAPITAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ASSET ACCEPTANCE CAPITAL CORP.

28405 Van Dyke Avenue

Warren, Michigan 48093

(586) 939-9600

March 28, 2011

To our Shareholders:

I am pleased to invite you to attend the annual meeting of shareholders of Asset Acceptance Capital Corp. to be held on May 12, 2011 at 9:00 a.m. at our headquarters building located at 28405 Van Dyke Avenue, Warren, Michigan. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

This year, we are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice instead of a paper copy of this proxy statement and our 2010 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2010 Annual Report and a form of proxy card or voting instruction card. All shareholders who do not receive a notice will receive a paper copy of the proxy materials by mail. Employing this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote your shares as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend in person.

Thank you for your ongoing support of and continued interest in Asset Acceptance Capital Corp.

Sincerely,

Rion B. Needs

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 12, 2011

Time:	9:00 a.m., Thursday, May 12, 2011

Place:	Asset Acceptance Capital Corp., 28405 Van Dyke Ave., Warren, Michigan 48093

Items of Business:

1.      To elect two Class II Directors each to serve for a term of three years: Terrence D. Daniels and Rion B. Needs;

2.      To ratify the appointment of our independent registered public accounting firm for fiscal 2011;

3.      To approve on an advisory basis the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC;

4.      To determine on an advisory basis whether the shareholder vote to approve the compensation of the named executive officers should occur every one, two or three years; and

5.      To transact any other business properly brought before the meeting.

Annual Report:	The 2010 Annual Report to Shareholders, which includes the Annual Report on Form 10-K, is included with this Notice and Proxy Statement.

Who May Vote:	You may vote if you were a Shareholder of record on March 15, 2011.

Date of Mailing:	This Notice and Proxy Statement and 2010 Annual Report to Shareholders are first being mailed to Shareholders on or about March 28, 2011, and are also available online at http://proxy.assetacceptance.com.

By Order of the Board of Directors Rion B. Needs President and Chief Executive Officer

This notice of annual meeting and proxy statement and form of proxy are being distributed and made available on or about March 28, 2011

ASSET ACCEPTANCE CAPITAL CORP.

28405 Van Dyke Avenue

Warren, Michigan 48093

(586) 939-9600

www. assetacceptance.com

PROXY STATEMENT

FOR

2011 ANNUAL MEETING OF SHAREHOLDERS

ABOUT THE MEETING

What am I voting on?

The items of business scheduled to be voted on at the annual meeting are:

(1)	The election of two Class II directors, Terrence D. Daniels and Rion B. Needs, each to hold office until the 2014 Annual Meeting of Shareholders or until a successor is appointed and qualified;

(2)	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011;

(3)	To approve on an advisory basis the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC; and

(4)	To determine on an advisory basis whether the shareholder vote to approve the compensation of the named executive officers should occur every one, two or three years.

Who is soliciting my proxy?

Our Board of Directors is soliciting your proxy to be used at the 2011 Annual Meeting of Shareholders. We will pay the entire cost of soliciting proxies and will arrange with brokerage houses, nominees, custodians and other fiduciaries to send proxy soliciting materials to beneficial owners of our Common Stock at our expense. In addition to solicitation by mail, our Officers and other associates may solicit proxies personally, by telephone or by fax without special remuneration.

Who may vote at the Annual Meeting?

You may vote if you owned your shares of our Common Stock as of the close of business on March 15, 2011. Each share of Common Stock is entitled to one vote on any matter voted on at the meeting. As of March 15, 2011, we had 30,634,952 shares of Common Stock outstanding.

How do I vote?

If your shares are registered in the name of a nominee, follow the instructions provided by your nominee to vote your shares. If your shares are registered in your name:

You may vote in person at the Annual Meeting. You may obtain directions to the Annual Meeting in order to vote in person by calling Investor Relations at (586) 939-9600-option 5.

You may vote by telephone. You may vote by telephone regardless of whether you receive your Annual Meeting materials through the mail or over the Internet. Simply follow the instructions on your proxy card or electronic access notification. If you vote by telephone, you should not vote over the Internet or mail in your proxy card.

You may vote over the Internet. You may vote over the Internet regardless of whether you receive your Annual Meeting materials through the mail or over the Internet. Simply follow the instructions on your proxy card or electronic access notification. If you vote over the Internet, you should not vote by telephone or mail in your proxy card.

You may vote by mail. If you received a proxy card through the mail, simply complete and sign your proxy card and mail it in the enclosed prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

All shares represented by validly executed proxies will be voted at the Annual Meeting, and such shares will be voted in accordance with the instructions provided. If no voting specification is made on your signed and returned proxy card, your shares will be voted in accordance with the recommendation of the Board (i) FOR the election of the two Director nominees, (ii) FOR the ratification of Grant Thornton LLP, (iii) FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, and (iv) FOR the shareholder vote to approve the compensation for the named executive officers as required by the Exchange Act to occur every THREE years.

May I change my vote once I vote by mail, by telephone or over the Internet?

Yes. You have the right to change or revoke your proxy (1) at any time before the Annual Meeting by (a) notifying the Company’s Corporate Secretary in writing, (b) returning a later-dated proxy card, or (c) entering a later-dated telephone or Internet vote; or (2) voting in person at the Annual Meeting.

How can I access the proxy materials over the Internet?

Your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction card will contain instructions on how to view our proxy materials for the annual meeting on the Internet.

How can I obtain a paper copy of the proxy materials?

Shareholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their notice. All shareholders who do not receive a notice will receive a paper copy of the proxy materials by mail.

Who may attend the meeting?

The meeting is open to all holders of our Common Stock. For directions to the meeting, please call Investor Relations at (586) 939-9600 – option 5. We look forward to having you at the meeting.

How many shares must be present to hold the meeting?

In order for us to convene the meeting, a majority of our outstanding shares of Common Stock as of March 15, 2011 (or 15,317,477 shares) must be present in person or by proxy. This majority is referred to as a quorum. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum.

Abstentions and broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) will be treated as present for the purpose of determining a quorum but as unvoted shares for the purpose of determining the approval of any matter submitted to the shareholders for a vote.

What vote is required for approval of each matter to be considered at the Annual Meeting?

(1)	Election of directors – The two Director nominees receiving the highest number of “For” Votes cast will be elected as Directors.

(2)	Ratification of the independent registered public accountants – The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011.

(3)	Approval of the compensation of the named executive officers – The compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC will be approved by advisory vote if it receives the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.

(4)	Frequency of the shareholder vote on executive compensation – The advisory vote regarding the frequency of the shareholder vote to approve the compensation of the named executive officers will be determined by a plurality of votes cast. On this item you may vote “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN.”

How will broker non-votes and abstentions be treated?

We will treat broker non-votes and abstentions as present to determine whether or not there is a quorum at the Annual Meeting. Broker non-votes will not be treated as entitled to vote on the matters, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether a matter being considered passes. Abstentions have the same effect as votes against the ratification of the independent registered public accountant and the approval of the compensation of the named executive officers but abstentions will not affect the outcome of the vote on the frequency of the shareholder vote on executive compensation.

May Shareholders ask questions at the meeting?

Yes, representatives of the Company will answer Shareholder questions of general interest at the meeting as time permits.

Can my shares be voted on matters other than those described in this Proxy Statement?

Yes, if any other item or proposal properly comes before the meeting, the proxies received will be voted in accordance with the discretion of the persons named as proxy holders. However, we have not received proper notice of, and are unaware of, any business to be transacted at the meeting other than as indicated in this Proxy Statement.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the meeting.

When are Shareholder proposals due for the 2012 Annual Meeting?

To be included in our Proxy Statement for the 2012 Annual Meeting of Shareholders, proposals must be received by the Company not later than November 29, 2011. Such proposals should be addressed to our Secretary at 28405 Van Dyke Avenue, Warren, Michigan 48093. Shareholder proposals to be presented at the 2012 Annual Meeting which are not to be included in the Company’s Proxy Statement must be received by the Company not later than February 12, 2012 in accordance with procedures in our Bylaws.

How do I obtain more information about Asset Acceptance Capital Corp.?

More information on Asset Acceptance Capital Corp. can be obtained by:

•	Contacting Investor Relations at (586) 939-9600 – option 5.
•	Going to our website at www.assetacceptance.com.
•	Writing to:

Asset Acceptance Capital Corp.

Attn: Investor Relations

28405 Van Dyke Avenue

Warren, Michigan 48093

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to

Be Held on May 12, 2011

This Proxy Statement and the Company’s 2010 Annual Report to Shareholders, which includes the Annual Report on Form 10-K, are available on the Internet at http://proxy.assetacceptance.com. Upon request and free of charge, we will provide additional copies of this Proxy Statement and the Company’s 2010 Annual Report to Shareholders.

PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.

Items to be Voted on by Shareholders

Election of Directors – Item 1

Board of Directors:	The Board of Directors is currently made up of nine directors, divided into three classes. The two individuals nominated for election as Class II directors at the Annual Meeting are Terrence D. Daniels and Rion B. Needs. The nominees to Class II will be elected to serve a three-year term until the 2014 Annual Meeting. All nominees are current Directors and have agreed to serve if elected. The continuing Directors serve for terms expiring at the 2012 and 2013 Annual Meetings of Shareholders, as described below.

Dr. William F. Pickard, currently a Class II director, has decided after six years of service on the Board that he will not stand for election, but he will continue to serve out his term which expires at the Annual Meeting. Upon Dr. Pickard’s retirement from the Board, it is the intention of the Board to fix the number of directors at eight members, subject to increase or decrease pursuant to the Company’s Restated Certificate of Incorporation.

If no voting specification is made on a properly returned or voted proxy card, your shares will be voted FOR the two nominees named in this proxy statement. If any of the nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of Directors to be elected at the Annual Meeting. At this time, the Board knows of no reason why any of the returning nominees would not be able to serve as a Director if elected.

The Board of Directors recommends a vote FOR Terrence D. Daniels and a vote FOR Rion B. Needs for election as Class II Directors at the 2011 Annual Meeting.

Nominees for Election as Directors for Term Ending Upon the 2014 Annual Meeting of Shareholders (Class II Directors):

Terrence D. Daniels	Director since 2003
Age 68

Mr. Daniels has been a Partner with Quad-C Management, Inc., a private equity firm based in Charlottesville, Virginia, since its formation in November 1989. Prior to November 1989, Mr. Daniels served as Vice Chairman and Director of W.R. Grace & Co., as Chairman, President and Chief Executive Officer of Western Publishing Company, Inc. and as Senior Vice President for Corporate Development of Mattel, Inc. Mr. Daniels’ prior service in senior executive roles in larger companies and his experience as founder and Chairman of Quad-C Management bring a unique perspective to the Board on matters involving operations, strategy and debt and capital markets transactions.

Rion B. Needs	Director since 2009
Age 48

Mr. Needs is the President and Chief Executive Officer of Asset Acceptance Capital Corp. Prior to joining Asset Acceptance Capital Corp. in July 2007 as Senior Vice President and Chief Operating Officer, Mr. Needs held executive positions at American Express, most recently as Senior Vice President and General Manager of Purchasing Services. Mr. Needs’ prior positions at American Express also included Senior Vice President of Global Finance Operations and Business Transformation, and Senior Vice President and General Manager of Corporate Travel. Mr. Needs served as Senior Vice President and Chief Operating Officer of Asset Acceptance Capital Corp. until December 31, 2008. On January 1, 2009, he became President and Chief Executive Officer and a Director of the Company. Mr. Needs’ experience in financial services management gives him a valuable perspective on the Company’s processes, and development of its analytical and information technology capabilities. His day-to-day leadership of the Company as our Chief Executive Officer provides him with intimate knowledge of our operations.

Continuing Directors for Term Ending Upon the 2012 Annual Meeting of Shareholders (Class I Directors):

Jennifer L. Adams	Director since 2004
Age 51

In 1991 Ms. Adams joined World Color Press, Inc. as Vice President and General Counsel and remained with World Color Press, Inc. in a number of capacities until 1999, when she left World Color Press as Vice Chairman, Chief Legal and Administrative Officer and Secretary. Prior to joining World Color Press, Inc., Ms. Adams was an associate with the law firm of Latham & Watkins. While in private practice, Ms. Adams represented corporate clients in numerous transactions. While at World Color Press, Ms. Adams oversaw the legal, human resources, information technology and investor relations functions, numerous acquisitions and debt transactions and the company’s initial public offering. Ms. Adams’ background as a lawyer and senior executive at World Color Press provides a valuable perspective to the Board on legal and governance matters, human resources and strategy.

Donald Haider	Director since 2004
Age 69

Since 1973, Dr. Haider has been a Professor of Management at Northwestern University’s Kellogg School of Management first as an Assistant, then Associate and Professor of Management since 1990. Dr. Haider began his academic career in 1971 as an Assistant Professor at Columbia University. Dr. Haider serves on the Board of Directors of Fender Musical Instruments, Scottsdale, Arizona, and served on the Board of Directors of LaSalle National Bank, N.A., Chicago, Illinois, until its acquisition by Bank of America in October 2007. Dr. Haider’s experience in management education and his extensive public service background, including as Budget Director and Chief Financial Officer of the City of Chicago, Deputy Assistant Secretary of the U.S. Treasury and service in the U.S. Office of Management and Budget, bring to the Board a valuable perspective on strategy, public policy and regulation of financial services.

H. Eugene Lockhart	Director since 2004
Age 61

Since May 2005, Mr. Lockhart has been a Partner in Diamond Castle Holdings, LLC, an independent private equity investment fund based in New York, New York. Since January 2002, Mr. Lockhart has been a Venture Partner for Oak Investment Partners, a venture capital investment firm. From February 2000 until January 2002, Mr. Lockhart served as the President and Chief Executive Officer of NewPower Holdings Inc., a provider of energy and related services. In June 2002, NewPower Holdings, Inc. and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court for the Northern District of Georgia seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code, with the confirmation of the related plan of reorganization occurring in October 2002. Prior to joining NewPower Holdings Inc. in February 2000, Mr. Lockhart served at AT&T Corporation as President of Consumer Services from July 1999 until February 2000 and as President and Chief Marketing Officer from February 1999 until June 1999. From April 1997 until October 1998, Mr. Lockhart served as President, Global Retail, of Bank of America Corporation, a financial services firm, and from January 1994 until April 1997, he served as President and Chief Executive Officer of MasterCard International, Inc., a credit card company. Mr. Lockhart is a member of the American Institute of Certified Public Accountants. Mr. Lockhart also serves as a Director of RadioShack Corporation (NYSE: RSH), and Huron Consulting Group, Inc. (NASDAQ: HURN) and formerly was a director of IMS Health, Inc. (NYSE: RX). Mr. Lockhart is Vice Chair of the Thomas Jefferson Foundation at Monticello. In prior years, Mr. Lockhart also served as the chair of the Darden Foundation at the University of Virginia, as well as the Chair of the University of Virginia Board of Managers. Mr. Lockhart’s experience in chief executive officer and other senior executive roles in the financial services industry including, among others, as Chief Executive Officer of MasterCard International, his private equity and venture capital experience and financial and business acumen from a long career in financial services provide a valuable perspective to the Board on operations, strategy, finance, and debt and capital markets transactions.

Continuing Directors for Term Ending Upon the 2013 Annual Meeting of Shareholders (Class III Directors):

Nathaniel F. Bradley IV	Director since 2003
Age 54

Mr. Bradley is the Chairman of the Board of Directors of Asset Acceptance Capital Corp. He joined our predecessor, Lee Acceptance Company, in 1979 and co-founded Asset Acceptance Corp. in 1994. Mr. Bradley served as Vice President of our predecessor from 1982 until 1994 and was promoted to President of Asset Acceptance Corp. in 1994. He was named our Chief Executive Officer in June 2003. He became Chairman of the Board in March 2006. Mr. Bradley served as our President and Chief Executive Officer until his retirement effective January 1, 2009. Mr. Bradley’s experience as Chief Executive Officer and co-founder of the Company and his history in the accounts receivable management industry give him unique insights into the Company’s challenges, opportunities and operations.

Anthony R. Ignaczak	Director since 2003
Age 46

Mr. Ignaczak joined Quad-C Management, Inc., a private equity firm, in 1992 and has, since May 1993, been a Partner with Quad-C Management, Inc. in Charlottesville, Virginia. Prior to 1992, Mr. Ignaczak was an Associate with the Merchant Banking Group at Merrill Lynch and a member of the Mergers and Acquisitions department of Drexel, Burnham, Lambert Inc. Mr. Ignaczak formerly was a director of Quality Distribution, Inc. (NASDAQ: QLTY), Tampa, Florida, a bulk tank truck network operator. He was named our Independent Presiding Director in February 2006. Mr. Ignaczak’s private equity and investment banking experience provides the Board with his expertise on debt and capital markets transactions, and his experience in operations and strategy from his oversight of Quad-C’s many portfolio companies.

William I Jacobs	Director since 2004
Age 69

Mr. Jacobs formed WIJ & Associates, a business consulting firm, in 2002 as its President. From May 2000 until 2002, Mr. Jacobs served as the Chief Financial Officer and Director of NewPower Holdings Inc., a provider of energy and related services. In June 2002, NewPower Holdings, Inc. and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court for the Northern District of Georgia seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code, with the confirmation of the related plan of reorganization occurring in October 2002. Prior to May 2000, Mr. Jacobs served as Senior Executive Vice President of MasterCard International. Mr. Jacobs is a Director of Global Payments, Inc. (NYSE: GPN). Mr. Jacobs formerly was a director of Investment Technology Group, Inc. (NYSE: ITG) and Alpharma, Inc. (NYSE: ALO). Mr. Jacobs’ extensive knowledge of financial and accounting issues and his background as Senior Executive Vice President of MasterCard International, coupled with his service on other public company boards, provide a valuable perspective to the Board on financial, accounting and strategic matters.

Information Regarding the Board of Directors

Director Independence:	The Board has determined that each of Ms. Adams, Mr. Daniels, Dr. Haider, Mr. Ignaczak, Mr. Jacobs, Mr. Lockhart and Dr. Pickard are independent as defined under Rule 5605 of the listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”).

Number of Meetings in 2010:

The Board met fourteen times in 2010. All of the Directors attended at least 75% of the Board and respective Committee meetings which were held during their time of service on the Board and such Committees, with the exception of Mr. Ignaczak.

Board Committees:

The Board has three standing Committees: Audit Committee;

Compensation Committee; and Nominating and Corporate Governance Committee. The Board has adopted a written charter for each Committee, which are available on the Company’s website at http://investors.assetacceptance.com. Under their respective charters, each of these Committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel.

Audit Committee:	The Audit Committee met 6 times during 2010.

Members:

• William I Jacobs (chairperson) • Jennifer L. Adams • Donald Haider • William F. Pickard

Responsibilities:

•   Primary function is to assist the Board in fulfilling its financial oversight responsibilities.

•   Reviews the financial information provided to Shareholders and the Securities and Exchange Commission (“SEC”).

•   Oversees the corporate accounting and financial reporting practices.

•   Appoints our independent registered public accounting firm.

•   Approves the scope of the audit and related audit fees.

•   Monitors systems of internal financial controls and financial reporting processes, including compliance with Section 404 of the Sarbanes-Oxley Act.

The Audit Committee is not responsible for the planning or conduct of audits, or the determination that the Company’s financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles.

The Board has determined that (1) Mr. Jacobs is an “audit committee financial expert,” as defined in Item 407 of SEC Regulation S-K; (2) each member of the Audit Committee is independent under Rule 5605 of the listing standards of NASDAQ; and (3) each member of the Audit Committee is financially literate and qualified to serve on the Committee under Rule 5605 of the listing standards of NASDAQ.

The Board has adopted a written charter for the Audit Committee, which is available on our website at http://investors.assetacceptance.com.

Compensation Committee:	The Compensation Committee met 6 times during 2010.
Members:

• Donald Haider (chairperson) • Jennifer L. Adams • Anthony R. Ignaczak • William I Jacobs • H. Eugene Lockhart • William F. Pickard

The Board has determined that each member of the Compensation Committee is independent under Rule 5605 of the listing standards of NASDAQ.

Responsibilities:

•  Primary function is to consider and establish executive officer compensation, and the compensation programs, plans, benefits and awards for executive officers under the Company’s 2004 Stock Incentive Plan.

•  Considers and establishes Director compensation.

•  Reviews and discusses with management the Company’s Compensation Discussion and Analysis included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

•  Prepares annual Compensation Committee Report.

•  Evaluates the performance of the Company’s executive officers.

•  Oversees the Company’s succession planning for its executive officers.

The Board has adopted a written charter for the Compensation Committee which is available on our website at http://investors.assetacceptance.com.

The Compensation Committee Charter does not provide for any delegation of the Committee’s authority regarding executive officer and director compensation. Our Chief Executive Officer makes recommendations to the Compensation Committee on most compensation matters involving executive officers other than himself, including base salary, annual cash incentive compensation and equity awards. Our Chief Financial Officer provides information to the Committee on the financial impact of equity awards. Our General Counsel and our Vice President-Human Resources provide information to the Compensation Committee. Our Chief Executive Officer, Chief Financial Officer, General Counsel and Vice President-Human Resources did not make recommendations on, or participate in decisions with, the Committee about their own compensation.

From time to time the Compensation Committee has engaged Frederic W. Cook & Co., Inc., a compensation consultant, to provide data and recommendations on executive officer or Director compensation for the Committee’s consideration, including an analysis of survey and competitive information, and recommendations about the structure of equity awards. Frederic W. Cook & Co. has not provided consulting services to our management.

Nominating and Corporate Governance Committee:	The Nominating and Corporate Governance Committee met 4 times during 2010.
Members:

• Jennifer L. Adams (chairperson) • Donald Haider • Anthony R. Ignaczak • William I Jacobs

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under Rule 5605 of the listing standards of NASDAQ.

Responsibilities:

•  Develops and recommends to the Board criteria for Board and Board Committee membership and oversees searches to identify potential candidates.

•  Assists the Board in identifying, screening and recommending qualified candidates to serve as Directors and reviews Director candidates submitted by Shareholders.

•  Recommends to the Board the nominees to fill new positions or vacancies as they occur among the Directors.

•  Reviews independence requirements under applicable law or rules of NASDAQ.

•  Develops and recommends to the Board a Code of Business Conduct and a set of Corporate Governance Policies applicable to the Company.

•  Reviews corporate governance documents periodically and recommends appropriate changes.

•  Oversees the annual evaluations of the Board and its Committees.

•  Considers and acts upon conflicts of interest, including related party transactions required to be disclosed in this Proxy Statement and other filings under applicable SEC guidelines, in accordance with the procedures set forth in our Code of Business Conduct and our charter for the Nominating and Corporate Governance Committee.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee which is available on our website at http://investors.assetacceptance.com.

Corporate Governance

General:	The Company is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our shareholders well and maintaining the Company’s integrity in the marketplace. We maintain a Code of Business Conduct for directors, officers and employees and have adopted Corporate Governance Policies, which, in conjunction with the Certificate of Incorporation, Bylaws and Board committee charters, form the framework for the governance of the Company. All of these documents are available at http://investors.assetacceptance.com. We will post on this web site any amendments or waivers of these standards for directors and executive officers. The Board annually reviews its corporate governance practices and policies as set forth in its Code of Business Conduct and Corporate Governance Policies.

Board Leadership:	Mr. Bradley served as Chairman of the Board, President and Chief Executive Officer until January 1, 2009 when he retired as President and Chief Executive Officer, continuing as our non-executive Chairman. Mr. Needs succeeded Mr. Bradley as President and Chief Executive Officer and became a Director on January 1, 2009.

Under the NASDAQ listing standards, Mr. Bradley will not be deemed an independent director until January 1, 2012. As a result of Mr. Bradley’s prior role as both Chairman of the Board and Chief Executive Officer, we previously established the role of a lead independent director known as the Independent Presiding Director. Mr. Ignaczak has served as our Independent Presiding Director since March 1, 2006.

The Independent Presiding Director (i) presides at executive sessions of the independent Directors of the Company; (ii) serves as a liaison between independent Directors and the Chairman of the Board, the Chief Executive Officer and other members of senior management; (iii) consults with the Chairman of the Board, the Chief Executive Officer and the Corporate Secretary on the agenda for Board of Directors meetings; (iv) presides at Board of Directors meetings in the absence of the Chairman of the Board and on any matters on which the Chairman of the Board has a conflict of interest; and (v) handles other matters as may be requested by either the independent Directors of the Board of Directors or by the Chairman of the Board. We believe that having an Independent Presiding Director assists in Board oversight of management and also facilitates open communication between management and the Board of Directors.

We believe that our separation of the roles of Chairman and Chief Executive Officer is appropriate so that we continue to have the benefit of Mr. Bradley’s experience with the Company in his leadership of the Board. Moreover, we believe that the Chief Executive Officer’s primary responsibility is to run the Company. Our structure permits the Chief

Executive Officer to focus his entire energy on the challenges that the Company is facing in the current business environment. At the same time, the Board chose also to continue to have an Independent Presiding Director, recognizing that Mr. Bradley, as a former employee, will not be independent until 2012.

We recognize that different board leadership structures may be appropriate for companies in different situations. We believe that our present structure provides strong leadership for our Board, while also positioning our CEO as the leader of the Company in the eyes of our employees and other stakeholders, and is the optimal structure for our Company at this time.

Risk Oversight:	The Board has an active role, as a whole and also at the Committee level, in overseeing management of the Company’s risks. This includes working with management to determine and assess the Company’s strategy toward risk management and mitigation. While the Board oversees the Company’s risk management and establishes policies, Company management is responsible for day-to-day risk management processes. The Board and its Committees administer their risk oversight function through regular, periodic reporting from and discussions with management appropriate to the nature and magnitude of the particular risk and, where appropriate, take action related to the subject matter. The Audit Committee oversees management of financial risks and risks related to financial reporting, the audit process and internal controls over financial reporting. The Compensation Committee oversees management of risks relating to executive compensation plans and arrangements. The Nominating and Corporate Governance Committee oversees management of risks associated with Board independence and conflicts of interest. While each Committee is responsible for evaluating certain risks and overseeing management of those risks, the entire Board is regularly informed through Committee reports about those risks. The Board’s leadership structure permits frank assessments and discussions of risks with the CEO, in executive sessions without the CEO and among independent directors only.

Nomination of Directors:	The Nominating and Corporate Governance Committee, in accordance with its charter and the Board’s governance principles, seeks to select a Board that is, as a whole, strong in its collective knowledge and has diverse skills and experience concerning accounting and finance, management and leadership, vision and strategy, business operations, business judgment, risk assessment, industry knowledge, and corporate governance. When reviewing a potential candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time given the then current mix of Director attributes. In considering whether to recommend any candidate for inclusion as a Director nominee, the Committee will apply the criteria set forth in the Corporate Governance Policies adopted by the Board and in applicable Committee charters. These criteria include the candidate’s character and integrity, business acumen, experience inside and outside of the business community, personal commitment, diligence, lack of conflicts of interest and the ability to act in the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies. While the Committee does not have a policy in regard to the consideration of diversity in identifying director nominees, its evaluation criteria include diversity factors such as race, gender or experience in determining which candidates would be desirable additions to the Board.

The Committee will consider nominations submitted by shareholders. shareholders who wish to recommend a nominee may do so by writing to:

Edwin L. Herbert
Secretary
Asset Acceptance Capital Corp.
28405 Van Dyke Avenue
Warren, Michigan 48093

To be considered by the Committee for nomination and inclusion in our Proxy Statement for our 2012 Annual Meeting of Shareholders, a shareholder recommendation for a Director must be received by our Secretary no later than February 12, 2012. Any recommendation must include (i) the name and address of the candidate, (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements summarized above, and (iii) the candidate’s signed consent to be named in the Proxy Statement and to serve as a Director if elected. The Committee may also seek additional biographical and background information from any candidate. The shareholder making the recommendation must also provide (i) his or her name and address, (ii) the number of shares of our Common Stock beneficially owned by such shareholder, and (iii) a description of any arrangement or understanding between the shareholder and any other person with respect to the recommendation or any material interest of the shareholder in the recommendation.

The process followed by the Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, which may include a search firm or outside consultant, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board. Assuming the appropriate biographical and background material is provided for candidates submitted by shareholders, the Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. All Director nominees recommended for election by the shareholders at the 2011 Annual Meeting are current members of the Board.

The Committee did not receive any nominations from shareholders for the 2011 Annual Meeting.

Shareholder Communications with Directors:	The Board has established a process for shareholders to communicate with members of the Board. The chairperson of the Nominating and Corporate Governance Committee is responsible for monitoring communications from shareholders and providing copies or summaries of such communications to the other Directors, as he or she considers appropriate. The chairperson of the Nominating and Corporate Governance Committee will forward all communications to all Directors if they relate to appropriate matters and may include suggestions or comments from the chairperson of the Nominating and Corporate Governance Committee. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications. Shareholders who wish to send communications to the Board may do so by writing to:

Ms. Jennifer L. Adams
Chairperson of the Nominating and Corporate Governance Committee
Asset Acceptance Capital Corp.
28405 Van Dyke Avenue
Warren, MI 48093

Annual Meeting Attendance Policy:	The Board’s policy is that all Directors should attend the Annual Meeting of Shareholders if reasonably possible. All members of the Board of Directors other than Dr. Haider attended the 2010 Annual Meeting of Shareholders.

Board and Director Evaluation:	The Board conducts annual performance evaluations of the Board as a whole and the individual Committees.

Compensation of Directors and Stock Ownership Guidelines

General:	We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In establishing Director compensation, we consider the significant amount of time that our Directors expend in fulfilling their duties to the Company and the skills required of our Directors. We also believe that we should pay additional compensation to Directors who assume higher levels of responsibility, including Committee members and Committee chairs.

Cash Compensation:	Our non-associate Directors were compensated for all services provided in 2010 as a Director in the following manner:

¡    Each non-associate Director received an annual retainer of $25,000, paid in equal quarterly increments of $6,250 in advance. Our Directors have the right to elect part or all of their retainer to be paid in nonqualified stock options or deferred stock units (which are settled in shares of our common stock) as more fully described below.

¡ Non-associate Directors were paid $1,000 for participation in any regularly scheduled Board meeting whether held in person or by conference call.

¡    The Chairman of the Audit Committee received a fee of $3,500 for participation in an Audit Committee meeting, regardless of whether the meeting was scheduled for in person or telephonic participation. Other members of the Audit Committee received a fee of $2,000 for participation in a meeting, regardless of whether the meeting was scheduled for in person or telephonic participation.

¡    The Chairman of the Compensation Committee received a fee of $2,000 for participation in a Compensation Committee meeting, regardless of whether the meeting was scheduled for in person or telephonic participation. Other members received a fee of $1,000 for participation in a Compensation Committee meeting, regardless of whether the meeting was scheduled for in person or telephonic participation.

¡    Members of the Nominating and Corporate Governance Committee, including the Committee Chair, received a fee of $1,000 for participation in a meeting, regardless of whether the meeting was scheduled for in person or telephonic participation.

¡ All fees are reduced by 50% for telephonic participation in a Board or Committee meeting scheduled for in person participation.

¡    The Company pays the cost of medical, dental and vision care insurance for Mr. Bradley while he serves as Chairman of the Board, per the terms of Mr. Bradley’s January 1, 2009 retirement as Chief Executive Officer.

Equity-Based Compensation:	All nonqualified stock options awarded to Directors vest fully upon grant, and all restricted stock units awarded to our non-associate Directors vest when the Director discontinues service with the Board, because we want the manner in which we pay our non-associate Directors to be fully consistent with their ability to exercise independent judgment on our behalf. Each non-associate Director received awards of an option to purchase 5,000 shares of our common stock and 1,667 restricted stock units in May 2010, for the year of service ending with our May 2010 Annual Meeting of Shareholders, to further align Directors’ interests with those of the shareholders.

As stated above, each non-associate Director was entitled to make an election to receive all or part of his or her 2010 retainer in the form of deferred stock units or nonqualified stock options, in increments of twenty-five percent, fifty percent, seventy-five percent or one hundred percent of the amount of the Director’s retainer. The election had to be made in advance of the calendar year for which payment is earned, and could not be revoked in order to comply with Section 409A of the Internal Revenue Code which imposes restrictions on the deferral of compensation. Awards of deferred stock units or nonqualified stock options elected in place of the cash retainer were made on a quarterly basis, on the date the cash retainer amount would have been paid.

If a non-associate Director elects deferred stock units, the cash retainer is converted to a deferred stock unit on a dollar for dollar basis. For example, if a Director elected to have his or her full quarterly retainer payment of $6,250 paid in deferred stock units, and the closing price of our stock on the date scheduled for the quarterly retainer payment is $10.00, then the Director would receive deferred stock units representing 625 notional shares of our stock (that is $6,250 divided by $10.00 equals 625). The shares underlying the deferred stock units are issuable upon the occurrence of specified events elected by the Director in advance of the calendar year for which payment is earned.

If a non-associate Director elects stock options, the cash retainer is converted to a stock option by (1) multiplying the cash retainer times three, (2) multiplying that product by the percentage of the cash retainer that the Director had elected to have paid in nonqualified stock options, and (3) dividing that product by the closing price of the stock on the grant date. For example, if a Director elected to have his or her full quarterly retainer payment of $6,250 provided in nonqualified stock options, and the closing price of our stock on the date scheduled for the quarterly retainer payment is $10.00, then the Director would receive an option for 1,875 shares of stock (that is, 3 multiplied by $6,250 equals $18,750, multiplied by 100% equals $18,750, divided by $10.00 equals 1,875).

Awards of deferred stock units or nonqualified stock options elected in place of the cash retainer are made in whole units or whole shares subject to the option.

Stock Ownership Guidelines:	The Board believes that ownership of Company stock by directors enhances the commitment of directors to the Company’s future and aligns their interests with those of other Company shareholders. Therefore, the Board has a policy of requiring non-associate Directors to hold Company stock or units of at least three times their annual retainer within five years after becoming a Director. Each new Director is required to have some investment in Company stock within one year after joining the Board. All of the Company’s current non-associate Directors have attained the minimum stock ownership levels based on holdings as of March 15, 2011.

Expenses:	Directors were reimbursed for their reasonable expenses in attending Board and Committee meetings.

This table shows all fees and other compensation paid to our non-associate Directors for all services during 2010. Mr. Needs, our President and Chief Executive Officer, received no compensation for his services as a Director.

Name	Fees Earned or Paid In Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Jennifer L. Adams	61,000	12,903	18,412		92,315
Nathaniel F. Bradley IV	39,000	12,903	18,412	11,354	81,669
Terrence D. Daniels	35,000	12,903	18,412		66,315
Donald Haider	66,000	12,903	18,412		97,315
Anthony R. Ignaczak (5)	42,000	12,903	18,412		73,315
William I Jacobs	69,000	12,903	18,412		100,315
H. Eugene Lockhart	40,000	12,903	18,412		71,315
William F. Pickard	53,000	12,903	18,412		84,315

(1)	Includes all fees, including amounts deferred by the election of deferred stock units in place of cash retainer payments. Amounts elected to be deferred, and the form of compensation elected by the Directors in connection with the deferral, are as follows: Mr. Daniels elected to defer 100% of his retainer, or $25,000, into deferred stock units; Dr. Haider elected to defer 100% of his retainer, or $25,000, into deferred stock units; Mr. Ignaczak elected to defer 100% of his retainer, or $25,000, into deferred stock units; and Dr. Pickard elected to defer 100% of his retainer, or $25,000, into deferred stock units. Please see the table on page 19 for more information on the deferred stock units elected in place of the cash retainer payment.

(2)	The amounts reported in the Stock Awards column represent the grant date fair value of restricted stock units awarded in May 2010 to each non-associate Director, computed in accordance with FASB ASC Topic 718. Please refer to Note 9 to our consolidated financial statements set forth in our 2010 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the restricted stock units.

(3)	The amounts reported in the Option Awards column represent the grant date fair value of options awarded in May 2010 to each non-associate Director, computed in accordance with FASB ASC Topic 718. Please refer to Note 9 to our consolidated financial statements set forth in our 2010 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the option awards.

(4)	The expense incurred by the Company for medical, dental and vision care insurance for Mr. Bradley.

(5)	Mr. Ignaczak does not receive additional compensation for acting as our Independent Presiding Director.

The following table shows the grant date fair value of all deferred stock units awarded to our non-associate Directors in 2010, based on their elections to defer all or a portion of their cash retainers.

Name	Grant Date	Number of Deferred Stock Units	Grant Date Fair Value $(1)
Terrence D. Daniels	February 15, 2010	1,147	6,251
	May 13, 2010	807	6,246
	August 13, 2010	1,566	6,248
	November 15, 2010	1,186	6,250

Donald Haider	February 15, 2010	1,147	6,251
	May 13, 2010	807	6,246
	August 13, 2010	1,566	6,248
	November 15, 2010	1,186	6,250

Anthony R. Ignaczak	February 15, 2010	1,147	6,251
	May 13, 2010	807	6,246
	August 13, 2010	1,566	6,248
	November 15, 2010	1,186	6,250

William F. Pickard	February 15, 2010	1,147	6,251
	May 13, 2010	807	6,246
	August 13, 2010	1,566	6,248
	November 15, 2010	1,186	6,250

(1)	This column shows the grant date fair value of the deferred stock units, computed in accordance with FASB ASC Topic 718, that were awarded to the non-associate Directors in 2010. Please refer to Note 9 to our consolidated financial statements set forth in our 2010 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of these deferred stock units.

As of December 31, 2010, the last day of our fiscal year, our non-associate Directors held the following deferred stock units, restricted stock units and nonqualified stock options:

Name	Deferred Stock Units (#)	Restricted Stock Units (#)	Stock Options (#)
Jennifer L. Adams	4,935	5,001	73,125

Nathaniel F. Bradley IV	-	3,334	64,912

Terrence D. Daniels	14,224	5,001	77,692

Donald Haider	11,758	5,001	75,042

Anthony R. Ignaczak	14,224	5,001	77,692

William I Jacobs	-	5,001	60,351

H. Eugene Lockhart	4,935	5,001	77,692

William F. Pickard	8,469	5,001	61,659

Compensation Discussion and Analysis

Overview:	This Compensation Discussion and Analysis (“CD&A”) describes our overall executive compensation philosophy, objectives, policies and practices and specifically analyzes the total compensation for the following executive officers (the “Named Executive Officers”):

¡ Rion B. Needs, President and Chief Executive Officer;

¡ Reid E. Simpson, Senior Vice President-Finance and Chief Financial Officer;

¡ Deborah L. Everly, Senior Vice President and Chief Acquisitions Officer:

¡ Mark J. Cavin, Vice President-Collections;

¡ Darin B. Herring, Vice President-Legal Collections and Business Transformation; and

¡ Mark A. Redman, our former Chief Financial Officer.

This CD&A places in perspective the compensation information contained in the tables and other data that follow this discussion under the caption “Executive Compensation”.

Executive Summary:	Our executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and execute the Company’s strategic plans and to achieve performance necessary to increase shareholder value. The program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base salary, annual incentive compensation and long-term incentive awards which are comprised of a mix of non-qualified stock options and performance-based and time vesting restricted stock units.

Our Focus and Accomplishments in 2010.

In 2010 we focused on executing a number of key initiatives to make our cost structure more competitive, to eliminate underperforming assets and to improve our technology and analytics. While we did not achieve our short-term financial goals in 2010, we took a number of actions that we believe position the Company for profitable growth in its core business of purchasing and collecting charged-off consumer accounts receivable portfolios. In this regard, our 2010 accomplishments include, among other things:

¡    Completed the acquisition of the business and assets of BSI eSolutions, LLC, the vendor of our COGENT® debt collection software, enabling us to complete the conversion from our third party legacy debt collection platform to the COGENT® platform, our own technology, which we believe will provide meaningful operating efficiencies over time;

¡ Amended our credit facility to obtain greater borrowing capacity;

¡    Closed three underperforming collection offices and exited an unprofitable medical accounts receivable collection business, which should result in a combined annual cost savings of $7.5 million, without any degradation to overall collections;

¡ Terminated an agreement for performance with a third party service provider, which we believe will save approximately $7.5 million over the next three years;

¡ Increased the amount of charged-off consumer receivables we purchased by 13% year over year, which should provide impetus for increased collections; and

¡ Hired a new Chief Financial Officer and a new Chief Information Officer, strengthening the Company’s executive team in these critical positions.

Key Compensation Objectives.

While we enumerate in greater detail below the objectives of our compensation program, our primary objective is to align executive compensation to shareholder value through pay for performance. We do this through a mix of base salary, annual incentive compensation and long-term incentive compensation in the form of equity awards that are performance-based or vest over time. In a year such as 2010 where we did not meet our short-term financial goals, our pay for performance philosophy is reflected in our compensation decisions for the year.

We also have several governance programs and other practices in place to align executive compensation with shareholder interests and to reduce the likelihood that our compensation programs might encourage inappropriate levels of risk-taking. These include executive officer stock ownership guidelines, limited perquisites, use of tally sheets and clawback provisions.

Key Compensation Decisions for 2010.

Base Salary. We did not increase the base salaries of the Chief Executive Officer or any other Named Executive Officer as a consequence of 2009 Company performance. We offered and Mr. Simpson accepted a base salary we determined to be competitive to recruit him to join the Company in May 2010.

Annual Incentive Compensation. We did not reach the threshold Company Adjusted EBITDA target for payments under our annual incentive compensation plan and consequently, no payments were made to the Chief Executive Officer or other Named Executive Officers under the plan. We did, however, pay modest discretionary bonuses to Named Executive Officers other than our Chief Executive Officer for 2010 individual performance that resulted in the 2010 accomplishments identified above. These were important accomplishments for the Company and the Compensation Committee wanted to reward those officers and motivate their future performance.

Long-Term Incentive Compensation. We made grants of equity awards to the Chief Executive Officer and other Named Executive Officers consisting of a mix of nonqualified stock options, performance-based restricted stock units and time-based restricted stock units, all vesting over a several year period, to motivate performance to drive Company results over the longer term. We made employment inducement equity awards to our new Chief Financial Officer and our Vice President-Collections. We made an additional equity award to our new Chief Financial Officer in January 2011 to reward his performance, to increase his equity awards to a level we believed commensurate with his role for the Company and to further align his interests with shareholder interests.

Our Compensation Program:	The Role of the Compensation Committee. Our Compensation Committee makes all decisions on how we compensate our executive officers, including our Named Executive Officers.

Our Compensation Committee evaluates our Chief Executive Officer’s performance based on the Company’s performance as a whole. As part of the process, our Chief Executive Officer provides the Committee with his assessment of our other executive officers’ performances during the prior fiscal year and makes recommendations to the Committee regarding their base salaries, individual goals, annual cash incentive compensation and the size of equity awards. The Committee independently evaluates all recommendations and makes all final compensation decisions in executive session. The Committee assesses executive compensation overall, including incentive plans, to provide a mix of compensation that promotes sustained improvements in Company performance and avoids excessive short-term risk taking.

The Compensation Committee has, among other things, taken the following actions:

¡ Conducted ongoing, annual succession planning for all executive officer positions;

¡ Incorporated the use of tally sheets into its evaluation and determination of executive compensation;

¡ Implemented changes to various compensation plans and agreements to comply with the requirements of Section 409A of the Internal Revenue Code;

¡  Incorporated a clawback provision applicable to executive officers into the Company’s annual incentive compensation plan to permit recapture of bonuses based on material financial statement inaccuracies that impact the calculation of bonuses under the plan;

¡ Incorporated clawback provisions in employment and change in control agreements; and

¡ Established executive officer stock ownership guidelines.

Our Business. Our core business consists of purchasing and collecting defaulted or charged-off consumer accounts receivable portfolios. Charged-off receivables are the unpaid obligations of individuals to credit originators, such as credit card issuers, consumer finance companies, retail merchants, telecommunications and utility providers. Since these receivables are delinquent or past due, we are able to purchase them at a substantial discount. We purchase and collect charged-off consumer receivable portfolios for our own account. We are among the largest businesses in our industry.

The Importance of Our Code of Business Conduct. We pay our executive officers in a manner that we believe will motivate them to execute our business strategy and create shareholder value by achieving the financial performance we want for the Company, consistent with the ethical behavior prescribed in our Code of Business Conduct. Our Annual Incentive Compensation Plan for Management (the program under which most management associates are awarded annual cash incentive compensation, including all of the Named Executive Officers) provides that, in addition to non-financial consequences, any violation of the Code of Business Conduct will result in complete forfeiture of any bonus which would otherwise be earned under this Plan.

Our Compensation Philosophy. We intend our executive compensation programs to encourage and reward efforts that create shareholder value by aligning our executive officers’ individual performance with our short-term and long-term corporate goals. To that end, the compensation provided to our executive officers includes: base salary, short-term annual cash incentive compensation and long-term equity incentive compensation. In addition, we provide retirement and other benefits, including our broad-based 401(k) and health and welfare plans.

In determining each executive officer’s total compensation, we consider individual performance, the importance of the person’s role to the Company, internal pay equity and our overall financial performance. We strive to have a compensation structure which facilitates both the retention of existing executive officers and the recruitment of new executive officers.

Risk Mitigation. The Committee is mindful of structuring executive compensation in a manner that motivates sustained Company performance over time and does not induce inappropriate or excessive risk taking to produce short-term results. The equity awards we provide our executive officers are a substantial part of their compensation and vest over a several year period, which rewards sustained Company performance over an extended period of time. The Compensation Committee has established stock ownership guidelines for executive officers which we believe discourage excessive risk-taking. We also have a clawback provision in our Annual Cash Incentive Plan that permits the Company to recapture bonus payments made to executive officers based on material financial statement inaccuracies that impact the calculation of bonuses under the plan. This provision has been implemented to provide a mechanism for adjusting the compensation that is paid to our executive officers to reflect the actual results of their performance, which may not be fully known or understood immediately following the completion of the performance period.

Our annual cash incentive compensation goal is based on our Earnings Before Interest, Taxes, Depreciation and Amortization, including purchased receivable amortization (“Adjusted EBITDA”) metric and rewards cash collections in excess of cash operating expenses. Our “investment committee” approach to purchasing charged-off consumer debt, which requires increasing levels of oversight for larger purchases, including the involvement of a member of our Board of Directors for the largest purchases, mitigates against the risk of inappropriate debt purchases to increase short-term cash collections. We also reward our executive officers for achieving a cost-to-collect goal, which mitigates against incurring excessive operating expenses to increase short-term cash collections.

Use of Tally Sheets. Our Human Resources Department, Finance Department and General Counsel support the Committee’s work with data and legal analysis, including preparation of tally sheets to show total compensation for each executive officer and the weighting of the various components of compensation. The tally sheets include annual compensation, both actual and target, the value and potential of long-term incentive awards, stock ownership, benefits, perquisites and potential payouts under certain provisions of employment agreements, so that the Committee understands total compensation for each executive officer and the relative weighting of the components of total compensation.

Use of a Consultant; Benchmarking. The Compensation Committee periodically engages Frederic W. Cook & Co., Inc. (“Cook”), global compensation consultants, to provide market data and recommendations to the Committee.

In consulting with the Committee, Cook has used publicly available data for the following publicly-held companies, taking into account the business, revenues, net income, number of employees and market capitalizations of the companies in establishing the peer group. Three of these firms are our direct competitors and seven are not. All are in the financial services industry.

¡ Advance America, Cash Advance Centers, Inc.
¡ Asta Funding, Inc. *
¡ Consumer Portfolio Services, Inc.
¡ Credit Acceptance Corporation
¡ Encore Capital Group, Inc. *
¡ Ocwen Financial Corp.
¡ Portfolio Recovery Associates, Inc. *
¡ QC Holdings, Inc.
¡ United PanAm Financial Corp.
¡ World Acceptance Corp.
* Direct competitors.

During 2007, Cook provided the Committee an executive compensation review in January, and a report of survey information and guidelines for an annual equity compensation program in July. During 2008, Cook provided market data and recommendations on chief executive officer compensation in October, which the Committee considered in setting compensation for Rion Needs, our new Chief Executive Officer, effective January 1, 2009. The Committee consulted with Cook in November and December 2008 regarding the terms of the amended and restated employment agreement with Mr. Needs effective January 1, 2009. Cook provided data and recommendations in October 2008, which the Committee considered in making equity awards to executive officers in 2009 and 2010. In January 2011 the Committee engaged Cook to provide a competitive review of long-term incentive compensation, expanding the peer group identified above to also include Global Cash Access, SWS Group, Altisource Portfolio and First City Financial, all in the financial services industry.

The Committee from time to time uses the publicly available market data for the peer group companies on base salaries, annual cash incentive compensation and long-term equity incentives as one of several factors in determining executive compensation. Because the comparative compensation information is just one of several analytical tools that are used in setting executive compensation, the Compensation Committee determines the nature and extent of its use. Additionally, given the limitations associated with comparative pay information for setting individual executive compensation, although the Committee considers comparative information, the Committee may not always follow it in the course of making compensation decisions.

Other factors considered include individual performance, the importance of the particular executive officer’s responsibilities to the Company’s business, and the desire of the Committee to attract and retain experienced executive officers to enable us to execute our business model of (1) purchasing charged-off consumer debt at the best possible prices and on the best possible terms, and (2) collecting it in the most efficient and cost effective manner.

Our Objectives. The principal objectives of our compensation program are to:

¡ Permit us to recruit talented and well-qualified executive officers to serve in leadership positions;

¡ Retain experienced executive officers to lead our organization over the long-term, and succeed into positions of increasing responsibility;

¡ Build corporate and shareholder value by:

- Focusing our executive officers on achieving objectives critical to implementing our business strategy;
- Ensuring that our executive officers take a long-term perspective while also concentrating on achievement of annual goals;

-   Holding executive officers directly accountable for results by placing a major portion of compensation in at-risk incentives based on achievement of performance objectives and creation of shareholder value; and

- Ensuring that our executive officers do not engage in inappropriate or excessive risk-taking.

¡ Motivate our executive officers to succeed by providing compensation that is based on performance without promoting excessive risk-taking;

¡ Offer compensation opportunities that are fair in relation to the compensation of other associates and reasonable from the perspective of shareholders;

¡ Safeguard our business, including protecting it from competition and other adverse activities by the executive officer during and after employment;

¡ Compensate executive officers in an efficient and cost-effective manner, taking into consideration accounting and tax consequences; and

¡ Fully comply with applicable rules and regulations.

Components of Compensation:	We structure compensation to motivate our executive officers to achieve both our short-term financial performance goals and our long-term strategic goals, while minimizing inappropriate levels of risk-taking. We do this through a combination of the following four components:

¡ Base salary;

¡ Annual incentive compensation;

¡ Long-term incentive compensation; and

¡ Retirement and other benefits.

Set forth below is a summary of the principal objectives and features of each of these components:

Base Salary

Principal Objectives	Principal Features

•	Ensures a basic level of compensation	•	Reviewed annually
•	Rewards the experience and skill of the individual	•	Not dependent on achievement of specific Company goals
•	Recognizes the importance of the role to the Company	•	Varies by scope of responsibilities, skills and comparable market compensation
•	Provides motivation for career development within the Company

Annual Incentive Compensation

Principal Objectives	Principal Features

•	Rewards annual Company performance that	•	Company and personal goals approved annually
	meets the goal	•	Threshold, target and maximum levels are set
•	Rewards and differentiates based on	•	Paid by March 15 based on audited prior year
	achievement of personal goals aligned with		results
	Company strategic initiatives	•	Chief Executive Officer’s compensation based
•	Provides greater incentives to those persons		solely on Company performance
	most accountable for overall Company	•	Clawback provision that permits the Company to
	performance		recapture bonuses to executive officers based on
•	Motivates without creating excessive risk-taking		material financial statement inaccuracies that
impact the calculation of bonuses under the plan
		•	No payment to anyone who violates the Company’s Code of Business Conduct

Long-Term Incentives

Principal Objectives	Principal Features

•	Rewards Company performance over time that increases share price without promoting	•	Non-qualified stock option awards, vesting over time
	excessive risk-taking	•	Performance-based restricted stock units tied to
•	Aligns executive officer interests with		targeted net income increases, vesting over time
	shareholder interests	•	Time-vested restricted stock units for retention
•	Rewards employment longevity	•	Amounts awarded reflect considerations of
•	Provides significant equity ownership		individual performance, internal pay equity,
	opportunity to those executive officers most		promotions and retention of the individual
	responsible for Company performance	•	Mix of types of awards and terms based on an
•	Attracts and retains executive officers		assessment of what is appropriate to motivate
•	Promotes long-term accountability		long-term performance without promoting
excessive risk-taking

Retirement and Other Benefits

Principal Objectives	Principal Features

•	Provide tax-qualified retirement savings plan	•	Permit participation in Company 401(k) and
•	Provide health and welfare plan benefits		health and welfare plans on same terms available
•	Encourages a long-term employment		to all Company associates
	relationship with the Company	•	Modest perquisites provided that are specific to
•	Provide modest perquisites if deemed		the executive officer’s circumstances
appropriate to specific circumstances

2010 Executive Compensation:	We do not use a specific formula to allocate total compensation among the various elements of our compensation programs.

In addition to not increasing base salaries of the Named Executive Officers, we also did not pay them any cash incentive compensation for 2010 under our annual cash incentive compensation plan because the Company’s financial performance did not meet the minimum goal under the plan. We paid Ms. Everly incentive compensation tied to our purchases of charged-off consumer debt pursuant to our employment agreement with her. We paid modest discretionary bonuses to Messrs. Simpson, Cavin, Herring and Ms. Everly to reward them for their respective contributions in 2010 to the accomplishment of key Company strategic initiatives to make our cost structure more competitive, to eliminate underperforming assets and to improve our technology and analytics. The Company made annual equity awards to Messrs. Needs, and Herring and Ms. Everly in March 2010 to enhance their commitment to the long term success of the Company. The Company made equity awards to Mr. Cavin in March 2010 and to Mr. Simpson in May 2010 in connection with their initial employment and to motivate them to perform to increase shareholder value. Effective January 1, 2010, we amended Ms. Everly’s employment agreement to reduce her incentive compensation tied to our purchases of charged-off consumer debt if collections on our purchased debt are lower than projected, based on the formula we have provided in her employment agreement.

Excluding compensation paid to our former CFO who resigned in May 2010, the table below shows our allocation of total compensation.

Allocation of Elements of Compensation in 2010

Name	Base Salary (%)		Annual Incentive Compensation(1) (%)	Long-Term Incentive Compensation (Equity Awards) (%)(2)	Other (%)(3)
Rion B. Needs,	66.8		-	33.2	-
Chief Executive Officer

Reid E. Simpson,	47.1	(4)	4.4	34.9	13.6
Chief Financial Officer

Deborah L. Everly,	66.7		14.3	19.0	-
Chief Acquisitions Officer

Mark J. Cavin,	61.1		2.1	8.6	28.2
Vice President – Collections

Darin B. Herring,	78.8		3.4	17.8	-
Vice President – Legal Collections and Business Transformation

(1)	Includes discretionary bonuses.
(2)	Equity awards are valued at the grant date fair value computed in accordance with FASB ASC Topic 718, as reflected in our Summary Compensation Table included below. Please refer to Note

9 to our consolidated financial statements set forth in our 2010 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of these awards.

(3)	The percentages of compensation shown in the “Other” column include relocation expenses paid for Messrs. Cavin and Simpson to induce them to join the Company and to relocate to the Detroit, Michigan area and a sign-on bonus paid Mr. Simpson to induce him to join the Company.

(4)	Includes base salary paid Mr. Simpson beginning with his May 17, 2010 employment with the Company.

Base Salary:	We pay a base salary or fixed amount of money to our Named Executive Officers in return for their dedicated services and expertise in their respective positions. We did not increase the base salaries of Messrs. Needs, Cavin and Herring or Ms. Everly in 2010 because of our financial performance nor was the base salary of our former Chief Financial Officer increased during the year. We paid Mr. Simpson an annual base salary of $340,000 in 2010, an amount the Compensation Committee determined to be competitive, appropriate and necessary to recruit Mr. Simpson as our new Chief Financial Officer.

Annual Cash Incentive Compensation:	Our 2010 Annual Incentive Compensation Plan for Management, the second component of our compensation, was comprised of two parts: (1) the opportunity for our executive officers to earn annual cash incentive compensation based on the achievement of Company financial goals measured by a formula based upon Adjusted EBITDA, and (2) the opportunity for our executive officers to earn annual cash incentive compensation based on the achievement of defined personal goals. We design these personal goals to align executive officer individual performance directly with the achievement of our strategic objectives. Our Compensation Committee approves both Company and personal goals. Mr. Needs’ opportunity as the Chief Executive Officer to earn annual cash incentive compensation under the plan is based solely on the achievement of the Company’s financial goals.

No incentive compensation was paid to the Named Executive Officers under the 2010 Annual Incentive Compensation Plan for Management because Company performance did not reach the threshold Adjusted EBITDA goal.

No incentive compensation was available under our 2010 Annual Incentive Compensation Plan for Management for an executive officer who violates our Code of Business Conduct. The plan also contains a clawback provision giving the Board the right to reimbursement of overpayments to executive officers under the plan in the event of a material restatement of the Company’s financial statements.

Company Goals and 2010 Performance. We believe that Adjusted EBITDA is an important indicator of our annual performance. Adjusted EBITDA essentially measures our cash collections, less cash operating expenses, or the free cash we have to spend to purchase additional portfolios of charged-off consumer debt, service our debt, pay income taxes and for other purposes.

We established the Adjusted EBITDA target goal for the 2010 Annual Incentive Compensation Plan for Management in March 2010 based on our then expectations about the liquidation or collection rates of the portfolios we had purchased prior to 2010, anticipated collections from current year portfolio purchases, and anticipated operating expenses for the year.

For 2010, the Adjusted EBITDA target goal under our plan was $161,355,000. The threshold goal for our performance was $153,257,574, equal to our fiscal

2009 Adjusted EBITDA, and the maximum goal was $169,906,815. Our fiscal 2010 EBITDA was $142,171,918, below the plan’s threshold goal. Consequently, none of our Named Executive Officers received any incentive compensation under our 2010 Annual Incentive Compensation Plan for Management, regardless of performance in relation to individual personal goals.

Personal Goals. The 2010 personal goals varied by individual depending on the breadth and nature of the executive officers’ responsibilities and how these contributed to the Company’s performance. For example, Mr. Needs’ annual incentive compensation is based solely on performance of the Company. We strive to closely correlate personal goals to the achievement of the Company’s strategic initiatives intended to drive future performance.

Examples of individual performance objectives applicable to one or more of our Named Executive Officers for 2010 included:

¡  reduction in the Company’s cost to collect its charged-off debt portfolios Company-wide and by business unit;

¡  full integration of Company analytical and pricing models into the debt purchase process;

¡  improved compliance and operating controls;

¡  implementation of the Company’s new COGENT® debt collection platform;

¡  accuracy in budgeting and forecasting;

¡  improvements in retaining account representatives with the Company; and

¡  implementation of business unit process improvements.

Some personal goals were qualitative in nature and some were quantitative. All related directly to execution of specific Company initiatives and fundamental business strategies and, we believe, were important to achieving sustainable improvements in Company financial performance over time. For example, full integration of our analytical and pricing models into the debt purchase process will enable the Company to better achieve projected rates of return on purchased debt portfolios and enhances the accuracy of our bids for those portfolios.

With respect to quantitatively measured personal goals, the Company had a maximum target to reduce cost to collect as a percentage of overall cash collections by 0.54 percentage points to 55.94%. We measure cost to collect as operating expenses divided by cash collections. We did not achieve a reduction in cost to collect in 2010. We did however successfully implement the conversion to our new debt collection platform.

Mr. Simpson achieved 60% of his 2010 personal goals. Ms. Everly achieved 57.5% of her 2010 personal goals. Mr. Cavin achieved 45% of his 2010 personal goals. Mr. Herring achieved 75% of his 2010 personal goals.

As a debt buyer, we are highly dependent for future growth and profitability on our ability to purchase charged-off consumer debt at attractive prices. As a consequence, we have provided in Ms. Everly’s employment agreement an annual cash incentive to complete the purchases of charged-off consumer debt that we collect by paying her 5 basis points (.05%) of the direct cost of all charged-off debt purchased by us, with a reduction in the incentive payments if cash collections are lower than projected, based on a formula we have provided in her employment agreement. For 2010, that resulted in $53,798 in incentive payments to Ms. Everly.

We believe that establishing individual goals for our Named Executive Officers, other than our Chief Executive Officer, who has Company-wide accountability, promotes accountability for each executive officer’s personal performance and helps differentiate our executive officers’ compensation based on individual contributions, assuming achievement of threshold Company performance under the plan.

Bonus Percentages. We set 2010 target incentive compensation as a percentage of base salary for each of our executive officers, ranging from 80% of base salary for our Chief Executive Officer and Chief Financial Officer, to 50% of base salary for our Chief Acquisitions Officer and 35% of base salary for our Vice President-Collections and Vice President-Legal Collections and Business Transformation.

We believe that our executive officers with greater responsibility and ability to influence Company results should have a greater percentage of their pay at risk and a greater opportunity to be paid more when the Company performs well.

For 2010, our Named Executive Officers could have earned the following for individual and Company performance under our 2010 Incentive Compensation Plan for Management, expressed as a percentage of base salary: Mr. Needs and Mr. Simpson, 0% to 120%; Ms. Everly, 0% to 75%; and Mr. Cavin and Mr. Herring, 0% to 52.5%.

Discretionary Bonus:	The Compensation Committee determined to award modest cash bonuses to some of the Named Executive Officers, other than the Chief Executive Officer, to reward them for specific accomplishments in 2010 that the Committee viewed as important to the future success of the Company, and to motivate future performance. No bonus was paid to Mr. Needs because overall Company performance fell short of goal and none was paid to our former Chief Financial Officer. Mr. Simpson earned a bonus of $19,833 for his work related to the exit of underperforming collection offices, implementation of a new cash collection forecasting model and revamping our budgeting and forecasting process, among other things. Ms. Everly earned a bonus of $11,419 for her work in increasing our debt purchases year over year and integrating our pricing and analytical models into the debt purchase process, among other things. Mr. Cavin earned a bonus of $8,050 for his work related to implementing our new debt collection platform in all our collection offices and closing underperforming offices, among other things. Mr. Herring earned a bonus of $9,013 for his work in leading the implementation of our new debt collection platform, among other things.

Equity Compensation:

The granting of equity awards for the purposes of establishing long-term incentives is the third component of our compensation programs. We believe that having an annual equity incentive award program for executive officers and other key associates is important to motivate them to increase earnings per share and to retain their services for the long-term.

We chose a schedule of making annual equity awards to executive officers and other key associates during the first quarter of each year so that we make awards taking into consideration, among other things, the prior year’s performance by the Named Executive Officers. The awards we made in March 2010 to Mr. Needs, Ms. Everly and Mr. Herring were a mix of the following:

¡  stock options vesting ratably over a four year period;

¡  time-based restricted stock units vesting ratably over a three year period beginning with the second anniversary of the grant date; and

¡  performance-based restricted stock units, vesting fifty percent in the second year following the award, and twenty-five percent in each of the following two years, dependent on achieving a 2010 net income performance condition.

We chose the mix and terms of the equity awards taking into consideration the practices of our peer group companies, recommendations from Cook, our desire to have performance-based restricted stock units that would be dependent upon Company performance, and our desire to have awards that would vest over time to encourage sustained Company performance and to discourage excessive short-term risk taking. Each restricted stock unit represents the contingent right to receive one share of Company common stock. We chose a one year net income target for the performance-based restricted stock units because of the inherent difficulty in establishing multi-year performance goals.

The March 2010 equity awards to Mr. Needs, Ms. Everly and Mr. Herring were allocated one-third each to stock options, time vested restricted stock units and performance-based restricted stock units. For all awards we used an “option equivalent” basis in determining the number of restricted stock units to be awarded in relation to stock options, using a conversion ratio of option shares to restricted stock units of 3 to 1 for time vested restricted stock units and 2.25 to 1 for performance-based restricted stock units based on recommendations from Cook given the inherent greater risk in realizing value from stock options and performance-based restricted stock units as opposed to time vested restricted stock units. We believe this mix of equity awards will provide a strong incentive to increase earnings per share over a sustained period of time and for the Named Executive Officers to remain with the Company.

The performance based restricted stock units awarded to the Named Executive Officers in March 2010 had a 2010 net income performance condition that would have been met as follows:

¡  all restricted stock units awarded would have been earned at achievement of $13,036,000 net income;

¡  75% of restricted stock units awarded would have been earned at achievement of $11,341,320 net income; and

¡  50% of restricted stock units awarded would have been earned at achievement of $9,777,000 net income.

We did not meet the minimum net income target and, as a consequence, none of the performance based restricted stock units awarded to the Named Executive Officers were earned for 2010.

We made employment inducement equity awards to Mr. Simpson, who joined the Company in May 2010 and Mr. Cavin, who joined the Company in November 2009, consisting of nonqualified stock options and time vested restricted stock units. We made an additional award of time-based restricted stock units to Mr. Simpson in January 2011 in recognition of his 2010 contributions to the Company and to increase his equity awards to a level we believed commensurate with his role with the Company. In the absence of a promotion, new hire employment inducement or other specific circumstances, we make awards to our Named Executive Officers based on a number of factors, including market data, prior year performance, importance to the Company and retention, all with a view to aligning their interests with shareholder interests and motivating performance. No awards were made to our former Chief Financial Officer.

We made awards to each of the Named Executive Officers as follows:

¡  Mr. Needs. We made an award of 100,000 “option equivalents” to Mr. Needs, allocated among 33,333 stock options, 11,111 time-based restricted stock units, and 14,815 performance-based restricted stock units.

¡  Ms. Everly. We made an award of 35,000 “option equivalents” to Ms. Everly, allocated among 11,667 stock options, 3,889 time-based restricted stock units and 5,185 performance-based restricted stock units.

¡  Mr. Herring. We made an award of 18,750 “option equivalents” to Mr. Herring, allocated among 6,250 stock options, 2,083 time-based restricted stock units and 2,778 performance-based restricted stock units.

¡  Mr. Simpson. We made a May 2010 employment inducement award to Mr. Simpson of 23,000 stock options and 10,000 time-based restricted stock units. We also made a January 2011 award to Mr. Simpson of 48,465 time-based restricted stock units.

¡  Mr. Cavin. We made an employment inducement award to Mr. Cavin of 9,375 stock options and 1,042 time-based restricted stock units.

Executive Officer Stock Ownership Guidelines. In March 2009 our Compensation Committee established stock ownership guidelines for our executive officers. We believe that our executive officers should accumulate and hold ownership in Company stock to align performance with shareholder interests, to demonstrate confidence in the Company and to deter excessive risk taking. Stock ownership includes:

¡ Shares owned directly;

¡  Shares owned by a spouse or other immediate family member residing in the same household; and

¡  Shares held in trust for the benefit of the executive officer or immediate family member residing in his or her household.

Unexercised stock options and unvested restricted stock units do not count toward satisfaction of the guidelines.

Executive officers who have not met the ownership guidelines are required to retain 50% of the shares, net of taxes and option exercise payments, following exercise of stock options or receipt of shares upon vesting of restricted stock units. Although the Company does not prohibit executive officers from hedging shares of Company stock, hedged shares are excluded from the calculation of ownership levels under the guidelines.

Our specific stock ownership guidelines for executive officers are:

Chief Executive Officer	1.0 times base salary
Other Named Executive Officers	.75 times base salary

Retirement and Other Benefits:	We have set forth below a description of our retirement and other benefits, the fourth component of compensation for our Named Executive Officers.

Retirement Plans. We provide a tax-qualified 401(k) retirement savings plan. All of our associates, including our executive officers, are able to contribute a percentage of their compensation to the plan on a before-income tax basis up to the compensation limit prescribed by the Internal Revenue Service (“IRS”), which was $245,000 for 2010. The IRS also prescribes the maximum employee contribution in any given year. For 2010, the IRS employee contribution limit was $16,500, and employees age 50 or older could make an additional catch-up contribution of $5,500.

Associate contributions are fully vested upon contribution. Any matching contributions vest on a three-year graded schedule and become fully vested once an associate has achieved three years of service with the Company, as defined in the plan. The Company made no matching contribution in 2010 because of our desire to reduce expenses in order to improve operating results.

Perquisites and Other Benefits. We do not pay or reimburse our Named Executive Officers for club memberships or cars.

Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers, using the tally sheets prepared with respect to our executive officers in its analysis. Perquisites, however, are not a material part of our compensation programs.

Employment Agreements:	We have employment agreements with the following Named Executive Officers:

¡  Rion B. Needs. In July 2007, we entered into an employment agreement with Mr. Needs to induce him to join us as our Chief Operating Officer and to specify the terms of his employment. This employment agreement was amended and restated in its entirety on January 21, 2009, to reflect the appointment of Mr. Needs as our President and Chief Executive Officer effective January 1, 2009.

¡  Reid E. Simpson. We entered into an employment agreement in May 2010 with Mr. Simpson, our Chief Financial Officer, in connection with his employment.

¡  Deborah L. Everly. In October 2007, we entered into an employment agreement with Ms. Everly to reflect her promotion to Chief Acquisitions Officer and to reflect the terms of her substantially increased compensation. This employment agreement was amended and restated in its entirety in September 2009, principally to conform selected provisions of her employment agreement to those of Mr. Needs’ agreement related to the term, severance benefits upon a change in control, a clawback for severance benefits and limitations related to so-called parachute payments under tax laws. In February 2010, we entered into a restated employment agreement with Ms. Everly, effective January 1, 2010, to provide for a reduction in Ms. Everly’s incentive payments tied to our investments in purchased debt if cash collections are lower than projected, based on the formula provided in the restated agreement.

Each of the employment agreements with Messrs. Needs and Simpson and Ms. Everly offers the executive officer protection in the event we terminate the executive officer without cause or if we substantially breach an agreement (as those terms are defined in the agreements). In addition, each of those employment agreements offers the covered executive officer protection in the event we terminate him or her without cause or if we substantially breach their agreement within one year of a change in control (as those terms are defined in the agreements).

Each of the employment agreements protects us by subjecting the executive officer to certain confidentiality, non-competition and non-interference provisions.

A more detailed description of these employment agreements is set forth below under the captions “Executive Compensation – Employment Agreements” and “Executive Compensation – Potential Payments upon Termination or Change in Control”.

Our Compensation Committee approves all employment agreements and change in control agreements.

Tax Implications; Deductibility of Executive Compensation	Section 162(m) of the Internal Revenue Code limits the Company’s tax deduction to $1 million each for compensation paid to, or accrued for the Company’s Chief Executive Officer, Chief Financial Officer and the next three highest paid executive officers as of the end of the fiscal year, unless the compensation is based on nondiscretionary, pre-established performance goals. The entire amount of each Named Executive Officer’s compensation earned during fiscal year 2010 was deductible.

The Compensation Committee generally structures executive compensation to minimize the impact of the limitations of Section 162(m) of the Internal Revenue Code. However, from time to time the Compensation Committee may approve compensation that may not be deductible when it believes that the compensation serves to motivate performance or aids in our efforts to retain and attract talented executive officers. Therefore, deductibility is not the sole factor used in setting the appropriate levels or modes of compensation and some compensation paid by the Company in the future may not be fully deductible under Section 162(m).

Deferred Compensation:	The Company does not maintain any nonqualified deferred compensation plans.

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation for the last three fiscal years of the Company’s principal executive officer, current and former principal financial officer and the other three most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation ($)(4)	Total ($)
Rion B. Needs	2010	500,000	-0-	155,815	92,182	-0-	90	748,088
President and Chief Executive Officer	2009	500,000	-0-	140,155	253,022	-0-	11,115	904,292
	2008	350,000	-0-	-0-	-0-	165,488	10,190	525,678

Reid E. Simpson	2010	212,500	19,833	75,300	82,266	-0-	61,318	451,216
Senior Vice President Finance – Chief Financial Officer (5)

Deborah L. Everly	2010	304,500	11,419	54,535	32,265	53,798	54	456,570
Senior Vice President – Chief Acquisitions Officer	2009	304,500	-0-	32,394	19,252	60,381	9,216	425,743
	2008	300,000	-0-	-0-	-0-	170,409	5,059	475,468

Mark J. Cavin	2010	230,000	8,050	6,262	25,927	-0-	106,231	376,470
Vice President – Collections (6)

Darin B. Herring	2010	206,000	9,013	29,215	17,284	-0-	60	261,572
Vice President – Legal Collections (7)

Mark A. Redman	2010	142,220	-0-	-0-	-0-	-0-	207,827	350,047
Senior Vice President Finance – Chief Financial Officer (8)	2009	306,000	-0-	27,764	16,501	-0-	15,615	365,880
	2008	300,000	-0-	-0-	-0-	153,847	16,619	470,466

(1)	This column discloses the aggregate grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. The awards to Mr. Needs, Ms. Everly, Mr. Herring and Mr. Redman include performance based restricted stock units for which the grant date fair value is based upon the probable outcomes of performance conditions. Assuming achievement of the highest level of performance conditions, the value of the awards shown would have been as follows: Mr. Needs, $155,815 for 2010 and $140,155 for 2009; Ms. Everly, $54,535 for 2010 and $32,394 for 2009; Mr. Herring, $29,215 for 2010; and Mr. Redman, $27,764 for 2009. Please refer to Note 9 to our consolidated financial statements set forth in our 2010 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the stock awards.

(2)	This column discloses the aggregate grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. Please refer to Note 9 to our consolidated financial statements set forth in our 2010 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the option awards.

(3)	The amounts included in this column reflect cash incentive compensation awarded under the Company’s Annual Incentive Compensation Plan for Management, and with respect to Ms. Everly, $53,798 in 2010, $60,381 in 2009 and $76,130 in 2008 paid as debt purchasing incentive payments.

(4)	The amounts included in All Other Compensation for 2010 are derived from the following: (1) group term life insurance premiums paid by the Company for coverage in excess of $50,000 for the benefit of the executive officer: Mr. Needs, $90, Mr. Simpson, $46; Ms. Everly, $54; Mr. Cavin, $104; Mr. Herring, $60; Mr. Redman, $38; (2) perquisites and personal benefits: Mr. Cavin, $73,496 and Mr. Simpson, $12,000; (3) gross-up of $32,631 to cover payment of Mr. Cavin’s taxes on payments to reimburse him for relocation and temporary living expenses; (4) payment to Mr. Simpson of $43,750 on his beginning employment as 50% of a sign-on bonus under his employment agreement, the other 50% payable upon his relocation to the Detroit, Michigan area and (5) payments to Mr. Redman of $181,125 under his employment agreement in connection with the termination of his employment and $26,664 under a consulting agreement for his services following termination of his employment. Mr. Redman’s employment agreement is described in greater detail in the narrative following this table. The perquisites and personal benefits we provided to Mr. Cavin in 2010 were as follows: relocation and temporary living expenses, $73,496. The perquisites and personal benefits we provided to Mr. Simpson were as follows: relocation and temporary living expenses, $12,000.

(5)	Mr. Simpson began employment as our Chief Financial Officer on May 17, 2010 at an annual base salary of $340,000.

(6)	Because Mr. Cavin was not one of the Named Executive Officers in 2008 and 2009, his 2008 and 2009 compensation is not shown.

(7)	Because Mr. Herring was not one of the Named Executive Officers in 2008 and 2009, his 2008 and 2009 compensation is not shown.

(8)	Mr. Redman resigned from his position as the Company’s Chief Financial Officer on January 8, 2010, effective May 17, 2010 when Mr. Simpson began employment as the Company’s Chief Financial Officer. Mr. Redman’s employment terminated May 31, 2010. The amount shown in the “All Other Compensation” column reflects the severance payments to Mr. Redman paid or accrued in 2010 and payment for consulting services for a four month period following the termination of his employment.

Employment Agreements

Rion B. Needs. We have an employment agreement with Mr. Needs that provides for his service as our President and Chief Executive Officer. The agreement provides for a minimum annual base salary ($500,000 in 2010) subject to annual review at the discretion of our Board of Directors. We made employment inducement equity awards to Mr. Needs under the terms of his employment agreement in 2007. We amended his employment agreement effective January 1, 2009 to provide for additional equity awards in 2009, 2010, 2011 and 2012 in the form of a mix of (1) stock options vesting in 25% annual increments over a four-year period, (2) performance-based restricted stock units or (3) other types of equity awards, with the foregoing together having a total value equal to not less than 250,000 “option equivalents” to purchase shares of our stock in 2009 and 62,500 “option equivalents” to purchase shares of our stock in each of 2010, 2011 and 2012. Mr. Needs is also entitled to participate in our annual incentive compensation plan with a target bonus of 80% of base salary. The agreement provides Mr. Needs with the right to participate in health, life and disability plans that we provide. Mr. Needs is also subject to confidentiality, as well as non-competition and non-interference provisions under his employment agreement. The non-competition and non-interference obligations continue for a period of two years after termination of employment and the confidentiality obligations continue indefinitely.

Reid E. Simpson. We entered into an employment agreement with Mr. Simpson effective May 17, 2010, when he began employment with us. The agreement provides for Mr. Simpson’s service as our Senior Vice President-Finance and Chief Financial Officer. The agreement provides for a minimum base salary ($340,000 in 2010) subject to annual review at the discretion of our Board of Directors. Mr. Simpson is also entitled to participate in our annual incentive compensation plan with a target bonus of 80% of base salary. We made employment inducement equity awards to Mr. Simpson in 2010 under the terms of his employment agreement consisting of 23,000 non-qualified stock options vesting ratably over 4 years and 10,000 restricted stock units vesting ratably over 4 years. The agreement also provides for a sign-on bonus of $87,500, fifty percent paid on the beginning of his employment and fifty percent on his relocation to the Detroit, Michigan area, and for the payment of certain relocation and temporary living expenses to facilitate Mr. Simpson’s move to the Detroit, Michigan area. The employment agreement provides Mr. Simpson with the right to participate in health, life and disability plans that we provide. Mr. Simpson is also subject to confidentiality, as well as non-competition and non-interference provisions under his employment agreement. The non-competition and non-interference obligations continue for a period of one year after termination of employment and the confidentiality obligations continue indefinitely.

Deborah L. Everly. We have an employment agreement with Ms. Everly that provides for her services as our Senior Vice President and Chief Acquisitions Officer. The agreement provides for a minimum base salary ($304,500 in 2010) subject to annual review at the discretion of our Board of Directors. Ms. Everly is also entitled to participate in our annual incentive compensation plan, with a target bonus of 50% of her base salary. In addition, Ms. Everly is entitled to a bonus of 5 basis points (0.05%) of the direct cost of the charged-off consumer debt purchased by us, less adjustments if certain performance conditions are not met, as provided in her agreement. The employment agreement provides for certain equity awards in the form of restricted stock units and options that Ms. Everly received in 2007. We have also provided Ms. Everly with the ability to participate in external executive training programs at our expense. The employment agreement also subjects Ms. Everly to confidentiality, as well as non-competition and non-interference provisions. The non-competition and non-interference obligations continue for a period of one year after termination of employment and the confidentiality obligations continue indefinitely.

Each of the employment agreements with Messrs. Needs and Simpson and Ms. Everly have the following comparable provisions with respect to the term, severance benefits, a clawback for severance benefits and limitations related to so-called parachute payments under tax laws:

Term of Employment. Each of these agreements has an initial term ending December 31, 2011, which term will be automatically extended for additional one-year terms unless, at least two years before the end of the applicable term, either party gives notice of its intent not to extend such term or the agreement is terminated in accordance with its termination provisions. In any case, the term of each agreement cannot be extended beyond December 31, 2018.

Severance Benefits – Termination without Cause, for Substantial Breach or Change in Control. For a discussion of our obligations to make payments of severance benefits to these executives if he or she is terminated without “Cause” or resigns after a “Substantial Breach” (as such terms are defined in the employment agreements), including any termination within one year after the effective date of a “Change in Control” (as defined in each of the employment agreements), see below “Executive Compensation – Potential Payments upon Termination or Change in Control”.

Clawback – For Cause Matters; Substantial Decline in Stock Price. For a discussion of clawback provisions limiting the payment of severance benefits, see below “Executive Compensation – Potential Payments upon Termination or Change in Control”.

Certain Limitations – Parachute Payments. If any payments to which any of these executives is entitled pursuant to his or her respective employment agreement would otherwise constitute a parachute payment under Internal Revenue Code Section 280G, then, pursuant to the terms of such employment agreement, such payments will be subject to reduction to the extent necessary to assure that the executive receives the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the after-tax amount of benefits after taking into account any excise tax imposed on such payments.

Mark A. Redman. The Company had an employment agreement with Mr. Redman that provides severance benefits to Mr. Redman consisting of (1) periodic payments according to the Company’s payroll policy at the $310,500 annual rate of his base salary at the time of his termination of employment for a period of two years following the May 31, 2010 termination of his employment, and (2) reimbursement of his COBRA costs for continuation of health insurance for a period of 18 months after termination of employment. Mr. Redman provided services to the Company under a consulting agreement for a four month period following termination of his employment principally covering projects related to business and financial forecasts. The amount shown in the “All Other Compensation” column of the Summary Compensation Table reflects the severance payments to Mr. Redman paid or accrued in 2010, and payments for consulting services to Mr. Redman for the four month period following termination of his employment.

For a discussion of the allocation of elements of compensation in 2010, see the discussion under the caption “Compensation Discussion and Analysis – 2010 Executive Compensation.”

Grants of Plan-Based Awards for Fiscal Year 2010

The following table provides information regarding equity plan awards granted during fiscal 2010 to the executives listed in the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2010

Name	Award Date	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold (#)	Target (#)	Maximum (#)
Rion B. Needs	2/18/10	3/12/10	7,408	11,111	14,815				89,038
President and Chief Executive Officer	2/18/10	3/12/10				11,111			66,777
	2/18/10	3/12/10					33,333	6.01	92,182

Reid E. Simpson	5/12/10	5/17/10				10,000			75,300
Senior Vice President – Chief Financial Officer	5/12/10	5/17/10					23,000	7.53	82,266

Deborah L. Everly	2/18/10	3/12/10	2,593	3,889	5,185				31,162
Senior Vice President – Chief Acquisitions Officer	2/18/10	3/12/10				3,889			23,373
	2/18/10	3/12/10					11,667	6.01	32,265

Mark J. Cavin	2/10/10	3/12/10				1,042			6,262
Vice President – Collections	2/10/10	3/12/10					9,375	6.01	25,927

Darin B. Herring	2/18/10	3/12/10	1,389	2,084	2,778				16,696
Vice President – Legal Collections	2/18/10	3/12/10				2,083			12,519
	2/18/10	3/12/10					6,250	6.01	17,284

(1)	Represents shares of restricted stock units granted under our 2004 Stock Incentive Plan. Each unit represents the contingent right to receive one share of our common stock for the indicated number of shares, with vesting based on achievement of threshold, target or maximum levels of fiscal 2010 net income performance objectives with vesting to occur, to the extent performance objectives are achieved, at the rate of 50% on March 12, 2012, and 25% each on March 12 of 2013 and 2014, and all vesting based on continued employment with us. The Compensation Committee made the awards on February 18, 2010, with a grant date of March 12, 2010, the second business day following the Company’s earnings release for its fiscal year ended December 31, 2009. We did not meet the minimum net income target and, as a consequence, none of these restricted stock units were earned.

(2)	Represents shares of restricted stock units granted under our 2004 Stock Incentive Plan. Each unit represents the contingent right to receive one share of our common stock for the indicated number of shares. The awards granted to Messrs. Needs, Cavin and Herring and Ms. Everly vest at the rate of one-third of the restricted stock units on March 12 of 2012, 2013 and 2014, vesting based on continued employment with us. The award granted to Mr. Simpson vests at the rate of 25% of the restricted stock units on May 17, 2011, 2012, 2013 and 2014. The Compensation Committee made the awards to Mr. Cavin on February 10, 2010, and to Messrs. Needs, and Herring and Ms. Everly on February 18, 2010, all with a grant date of March 12, 2010, the second business day following the Company’s earnings release for its fiscal year ended December 31, 2009. The Compensation Committee made the award to Mr. Simpson on May 12, 2010, with a grant date of May 17, 2010, the date Mr. Simpson began employment with the Company.

(3)	Represents nonqualified stock options granted under our 2004 Stock Incentive Plan. Each option is exercisable for the indicated number of shares of our common stock, with vesting at 25% per year over a four year period based on continued employment with us. The awards granted to Messrs. Needs, Cavin and Herring and Ms. Everly vest at the rate of 25% per year on March 12, 2011, 2012, 2013 and 2014. The award granted to Mr. Simpson vests at the rate of 25% per year on May 17, 2011, 2012, 2013 and 2014. The Compensation Committee made the awards to Messrs. Needs and Herring and Ms. Everly on February 18, 2010, all with a grant date of March 12, 2010, the second business day following the Company’s earnings release for its fiscal year ended December 31, 2009. The Compensation Committee made the award to Mr. Simpson on May 12, 2010, with a grant date of May 17, 2010, the date Mr. Simpson began employment with the Company.

(4)	This column discloses the grant date fair value in accordance with FASB ASC Topic 718. Please refer to Note 9 to our consolidated financial statements set forth in our 2010 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the Stock and Option Awards.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table provides information regarding equity awards outstanding as of December 31, 2010 to the Named Executive Officers listed in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End 2010

Name	Option Awards(1)					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Rion B. Needs	August 7,	46,875	15,625	9.28	August 7,	14,125	83,761	18,750	111,188
President and Chief Executive Officer	2007				2017
	November 29,					14,034	83,222
	2007
	February 25,	38,333	115,000	3.57	February 25,	24,444	144,953
	2009				2016
	March 12,	-0-	33,333	6.01	March 12,	11,111	65,888
	2010				2017

Reid E. Simpson	May 17,	-0-	23,000	7.53	May 17,	10,000	59,300
Chief Financial Officer	2010				2017

Deborah L. Everly	August 7,	7,500	2,500	9.28	August 7,			9,375	55,594
Chief Acquisitions Officer	2007				2017
	November 29,	15,938	5,312	11.47	November 29,
	2007				2017
	February 25,	2,917	8,750	3.57	February 25,	3,889	23,062
	2009				2016
	March 12,	-0-	11,667	6.01	March 12,	3,889	23,062
	2010				2017

Mark J. Cavin	March 12,	-0-	9,375	6.01	March 12,	1,042	6,179
Vice President – Collections	2010				2017

Darin L. Herring	May 21,	3,750	3,750	13.21	May 21,	1,250	7,413
Vice President – Legal Collections	2008				2018
	February 25,	938	2,812	3.57	February 25,	1,250	7,413
	2009				2016
	March 12,	-0-	6,250	6.01	March 12,	2,083	12,352
	2010				2017

(1)	Represents nonqualified stock options exercisable for the indicated number of shares of our common stock, which vest 25% per year beginning with the anniversary of the grant date based on continued employment with us.

(2)	Represents the unvested portion of restricted stock units, with each unit representing the contingent right to receive one share of our common stock. All vest one third per year beginning with the second anniversary of the grant date with the exception of 28,159 of the unvested restricted stock units held by Mr. Needs which vest on August 17, 2011, and 10,000 of the unvested restricted stock units held by Mr. Simpson which vest 25% per year on May 17, 2011, 2012, 2013 and 2014.

(3)	Value is equal to the closing market price of $5.93 per share on December 31, 2010, multiplied by the indicated number of shares.

(4)	Represents the unvested portion of restricted stock units, with each unit representing the contingent right to receive one share of our common stock for the indicated number of shares, and vesting to occur on the earlier of (a) the filing of our 10-Q for the quarter ended June 30, 2011 or (b) August 15, 2011, based on achievement of a threshold level of four-year cumulative annual earnings per share performance for the four-year period ending June 30, 2011, and continued employment with us.

(5)	Value is equal to the closing price of $5.93 per share on December 31, 2010, multiplied by the indicated number of shares.

Option Exercises and Stock Vested for Fiscal Year 2010

The following table provides information concerning shares acquired or vested during 2010 for each of the executive officers named, and includes the value realized on vesting. None of the Named Executive Officers exercised stock options in 2010.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Rion B. Needs	28,158	124,458

Reid E. Simpson	-0-	-0-

Deborah L. Everly	-0-	-0-

Mark J. Cavin	-0-	-0-

Darin B. Herring	625	3,850

Mark A. Redman	-0-	-0-

(1)	Computed by multiplying the number of shares or units by the closing market price of our common stock on the vesting date.

Pension Benefits

We did not provide any pension plan benefits to our executive officers during 2010.

Nonqualified Deferred Compensation

We did not provide any nonqualified deferred compensation to our executive officers during 2010.

Potential Payments upon Termination or Change in Control

As of December 31, 2010, we had employment agreements with Messrs. Needs and Simpson and Ms. Everly which obligated us to make payments of severance benefits to these executives if he or she is terminated without “Cause” or resigns after a “Substantial Breach”, including any termination within one year after the effective date of a “Change in Control” (as such terms are defined in the employment agreements). For a discussion of these employment agreements, see above “Executive Compensation – Employment Agreements”.

Non-Change in Control. If any of Messrs. Needs and Simpson and Ms. Everly is terminated without “Cause” or resigns after a “Substantial Breach” in a non-“Change in Control” situation, then their respective employment agreements provide that, subject to certain conditions, such terminated executive is entitled to the following severance benefits:

•	in the case of Mr. Needs, two times his regular base salary in effect at the termination date (subject to certain adjustments); and

•	in the case of each of Mr. Simpson and Ms. Everly, one times his or her regular base salary in effect at the termination date (subject to certain adjustments).

Change in Control. If any of Messrs. Needs or Simpson or Ms. Everly is terminated without “Cause” or resigns after a “Substantial Breach” within one year after the effective date of a “Change in Control”, each of these executives is entitled to severance benefits equal to the following:

•

in the case of Mr. Needs, two times his regular base salary and, in the case of Mr. Simpson and Ms. Everly, one times his or her regular base salary, in each case as in effect at the termination date (subject to certain adjustments); plus

•

in the case of Mr. Needs, two times the amount of his bonus and, in the case of Mr. Simpson and Ms. Everly, one times his or her bonus (including, in the case of Ms. Everly, her purchased receivables bonus), in each case, for the fiscal year immediately preceding the effective date of the “Change in Control”.

Any severance benefits paid to Messrs. Needs or Simpson or Ms. Everly in a “Change in Control” situation would be in lieu of severance benefits payable in a non-“Change in Control” situation.

Clawback – For Cause Matters; Substantial Decline in Stock Price. If within ninety days after the termination date for a termination without “Cause” or resignation after a “Substantial Breach” for any of these executives the Board of Directors of the Company becomes aware of facts that would have justified termination for “Cause”, pursuant to the terms of each of these employment agreements and subject to certain conditions, the Company may refrain from paying any such terminated executive certain unpaid severance obligations or require him or her to repay any such previously paid amounts. In addition, pursuant to the terms of each of these employment agreements and subject to certain conditions, any severance payments will be capped at one times the terminated executive’s regular base salary (at the rate in effect on the termination date) if at any time during the six months after the termination date the price of the Company’s common stock drops below the level specified in his or her employment agreement and the Board of Directors determines in good faith that such decline was materially attributable to the action or inaction of such terminated executive.

The following table describes the circumstances that would trigger those payments and the amounts we would be obligated to pay, assuming the triggering event occurred on December 31, 2010.

Name	Termination of Employment Without Cause or Resignation Following Substantial Breach by Company ($)	Termination of Employment Without Cause or Resignation due to Substantial Breach following a Change In Control ($)
Rion B. Needs

Cash Payments	1,000,000(1)	1,000,000(2)

Continued Perquisites/ Benefits	21,655(3)	21,655(3)

Total	1,021,655	1,021,655

Reid E. Simpson (4)

Cash Payments	340,000(4)	359,833(5)

Continued Perquisites/ Benefits	21,655(3)	21,655(3)

Total	361,655	361,655

Deborah L. Everly

Cash Payments	304,500(4)	369,717(5)

Continued Perquisites/ Benefits	17,711(3)	17,711(3)

Total	322,211	376,009

Mark A. Redman (6)

Cash Payments	621,000(1)	-0-

Continued Perquisites/ Benefits	20,318(3)	-0-

Total	641,318	-0-

(1)	Includes two times base salary in effect on December 31, 2010. Payments of salary are to be made over a two year period in accordance with our payroll policy (subject to certain adjustments).

(2)	Includes (a) two times base salary in effect on December 31, 2010, and (b) two times actual bonus for 2010. Payments of salary and bonus are to be made in one lump sum amount within 60 days after termination of employment (subject to certain adjustments).

(3)	Includes the reimbursement of COBRA costs for group health, vision and dental benefits plans for a period of 18 months.

(4)	Includes one times base salary in effect on December 31, 2010. Payments of salary are to be made over a one year period in accordance with our payroll policy (subject to certain adjustments).

(5)	Includes (a) one times base salary in effect on December 31, 2010, and (b) one times actual bonus for 2010. Payments of salary and bonus are to be made in one lump sum amount within 60 days after termination of employment (subject to certain adjustments).

(6)	On January 8, 2010, Mr. Redman gave notice of his resignation from the Company. Mr. Redman continued his employment with the Company until May 31, 2010 to assist in transition matters. Pursuant to the terms of his employment agreement, Mr. Redman will receive his base salary at the annual rate of $310,500 for a period that began on May 31, 2010, the date of the termination of his employment and will end twenty-four (24) months thereafter.

Each of the employment agreements imposes confidentiality obligations, and obligations not to compete with the Company or to solicit our associates, suppliers (or sellers) of charged-off debt to us for a period of two years following termination of employment in the case of Messrs. Needs and Redman and for a period of one year following termination of employment in the case of Mr. Simpson and Ms. Everly.

2004 Stock Incentive Plan

In accordance with the terms of our 2004 Stock Incentive Plan, each of our stock option and restricted stock unit award agreements with our executive officers provides for the early vesting of equity awards and the satisfaction of all conditions to vesting in the event of a “change in position” of the participating associate, such as involuntary termination of employment, following a “change in control” of the Company. The terms that accelerate the vesting of equity awards following a change in control of the Company are the same for all executive officers. The following table shows the amounts that would be realized due to the acceleration of unvested equity awards upon a “change in position” following a “change in control,” assuming the triggering event occurred on December 31, 2010.

Name	“Change in Position” Following “Change in Control”(1)
Rion B. Needs	$834,537

Reid E. Simpson	$59,300

Deborah L. Everly	$159,430

Mark J. Cavin	$6,179

Darin B. Herring	$33,816

(1)	The amounts shown represent (i) the number of unvested restricted stock units held by the Named Executive Officer on December 31, 2010, multiplied by the $5.93 per share closing price of the Company’s common stock on that date, plus (ii) the intrinsic or “in the money” values of unvested stock options on that date. The intrinsic value is zero for stock options having a per share exercise price greater than $5.93 per share. Mr. Redman had no outstanding equity awards on December 31, 2010, all having terminated by their terms following his May 31, 2010 termination of employment.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this document. Based on that review and our discussions with management, this Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission and in this Proxy Statement.

Donald Haider, Chair

Jennifer L. Adams

Anthony R. Ignaczak

William I Jacobs

H. Eugene Lockhart

William F. Pickard

Share Ownership and Certain Relationships

Management and Directors

The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2011 by:

¡	Each of our Named Executive Officers;

¡	Each of our Directors; and

¡	All of our Directors and executive officers as a group.

The percentage of beneficial ownership is based on 30,634,952 shares of common stock outstanding as of March 15, 2011.

Beneficial Owner	Amount of Beneficial Ownership(1)	Percent of Class
Nathaniel F. Bradley IV (2) 28405 Van Dyke Avenue, Warren, MI 48093	3,798,530	12.4%

Jennifer L. Adams (3) 28405 Van Dyke Avenue, Warren, MI 48093	84,061	*

Terrence D. Daniels (4) (5) 230 East High Street, Charlottesville, VA 22902	11,030,006	35.9%

Donald Haider (6) 2001 Sheridan Road, Evanston, IL 60208-2001	98,839	*

Anthony R. Ignaczak (4) (7) 230 East High Street, Charlottesville, VA 22902	11,030,006	35.9%

William I Jacobs (8) 28405 Van Dyke Avenue, Warren, MI 48093	72,352	*

H. Eugene Lockhart (9) 280 Park Ave., East Tower, 25th Fl., New York, NY 10017	90,628	*

William F. Pickard (10) 28405 Van Dyke Avenue, Warren MI 48093	76,992	*

Rion B. Needs (11) 28405 Van Dyke Avenue, Warren, MI 48093	188,242	*

Reid E. Simpson 28405 Van Dyke Avenue, Warren, MI 48093	5,500	*

Deborah L. Everly (12) 28405 Van Dyke Avenue, Warren, MI 48093	79,505	*

Mark J. Cavin (13) 28405 Van Dyke Avenue, Warren, MI 48093	2,344	*

Darin B. Herring (14) 28405 Van Dyke Avenue, Warren, MI 48093	8,480	*

Mark A. Redman (15) 28405 Van Dyke Avenue, Warren, MI 48093	797,233	2.6%

All Directors and executive officers as a Group (17 persons) (16)	16,479,628	52.3%

*	Ownership is less than 1% of the outstanding shares.

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.

(2)	Includes 1,117,340 shares held by trusts of which Mr. Bradley is co-trustee with his spouse, 1,225,400 shares held by a revocable trust of which Mr. Bradley’s spouse is trustee, and 171,520 shares held by an irrevocable trust of which Mr. Bradley’s spouse is sole trustee (as to which Mr. Bradley disclaims beneficial ownership). Includes 55,537 shares subject to options, which are presently exercisable. Includes 3,334 shares represented by restricted stock units.

(3)	Includes 73,125 shares subject to options which are presently exercisable. Includes 5,001 shares represented by restricted stock units. Includes 4,935 shares represented by deferred stock units.

(4)	The shares of common stock beneficially owned by Messrs. Daniels and Ignaczak include 10,932,051 shares held by AAC Quad-C Investors LLC. Messrs. Daniels and Ignaczak serve as managers of AAC Quad-C Investors LLC and each of them has shared voting and investment power with respect to the shares held by AAC Quad-C Investors LLC. Messrs. Daniels and Ignaczak disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(5)	Includes 77,692 shares subject to options which are presently exercisable. Includes 5,001 shares represented by restricted stock units. Includes 15,262 shares represented by deferred stock units.

(6)	Includes 75,042 shares subject to options which are presently exercisable. Includes 5,001 shares represented by restricted stock units. Includes 12,796 shares represented by deferred stock units.

(7)	Includes 77,692 shares subject to options which are presently exercisable. Includes 5,001 shares represented by restricted stock units. Includes 15,262 shares represented by deferred stock units.

(8)	Includes 60,351 shares subject to options which are presently exercisable. Includes 5,001 shares represented by restricted stock units.

(9)	Includes 77,692 shares subject to options which are presently exercisable. Includes 5,001 shares represented by restricted stock units. Includes 4,935 shares represented by deferred stock units.

(10)	Includes 61,659 shares subject to options which are presently exercisable. Includes 5,001 shares represented by restricted stock units. Includes 9,507 shares represented by deferred stock units.

(11)	Includes 131,875 shares subject to options which are presently exercisable.

(12)	Includes 32,189 shares subject to options which are presently exercisable.

(13)	Includes 2,344 shares subject to options which are presently exercisable.

(14)	Includes 7,188 shares subject to options which are presently exercisable.

(15)	Mr. Redman served as the Company’s Chief Financial Officer until May 17, 2010.

(16)	The 10,932,051 shares held beneficially by Messrs. Daniels and Ignaczak by virtue of their respective positions as managers of AAC Quad-C Investors LLC are counted once for purposes of calculating the shares beneficially owned by all Directors and executive officers as a group. Includes 773,417 shares held by all directors and executive officers as a group that are subject to options which are presently exercisable. Includes 38,341 shares represented by restricted stock units held by directors. Includes 62,697 shares represented by deferred stock units held by directors.

Principal Shareholders

The following table provides information about any person not listed in the prior table known by management to have been a beneficial owner of more than 5% of the Company’s Common Stock as of March 15, 2011.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
AAC Quad-C Investors LLC 230 East High Street Charlottesville, VA 22902	10,932,051	(1)	35.7%

Heartland Advisors, Inc. William J. Nasgovitz 789 North Water Street Milwaukee, WI 53202	4,420,700	(2)	14.4%

The D3 Family Funds 19605 NE 8th Street Camas, WA 98607	4,931,049	(3)	16.1%

Lisa R. Bradley 28405 Van Dyke Warren, MI 48093	2,514,260	(4)	8.2%

(1)	AAC Quad-C Investors LLC has sole voting and investment power over the 10,932,051 shares. Quad-C Partners VI, LP holds a 98.5222% membership interest in AAC Quad-C Investors LLC, and, as such, may be deemed to beneficially own 10,770,497 shares of common stock held by AAC Quad-C Investors LLC. Quad-C Advisors VI, LLC is the general partner of Quad-C Partners VI, LP, and, as such, may be deemed to beneficially own 10,770,497 shares of common stock held by AAC Quad-C Investors LLC. Each of Terrence D. Daniels and Anthony R. Ignaczak has shared power to dispose of and shared power to vote 10,932,051 shares.

(2)	Heartland Advisors, Inc. reports beneficial ownership of 4,420,700 shares, with shared power to dispose of 4,420,700 shares and shared power to vote 4,350,100 shares.

(3)	The D3 Family Funds, L.P., and others reporting as a group, report sole power to dispose of and sole power to vote 4,931,049 shares. David Nierenberg has shared power to dispose of and shared power to vote 4,931,049 shares.

(4)	Ms. Bradley, the spouse of our Chairman, Nathaniel F. Bradley IV, reports beneficial ownership of 2,514,260 shares, with shared power to dispose of 1,117,340 shares and shared power to vote 1,117,340 shares. Mr. Bradley includes the 2,514,260 shares reported by Ms. Bradley in his beneficial ownership (with the exception of 171,520 shares held by an irrevocable trust of which Ms. Bradley is sole trustee, as to which Mr. Bradley disclaims beneficial ownership).

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the Board, the Compensation Committee or one of our executive officers, on the one hand, and the Board or the Compensation Committee of any other company, on the other hand, nor has any interlocking relationship existed in the past.

Certain Relationships and Related Party Transactions

On September 30, 2002, Asset Acceptance Holdings LLC entered into a registration rights agreement with Nathaniel F. Bradley IV, Mark A. Redman and others. In February 2004, this agreement was amended to, among other things, include the Company and AAC Quad-C Investors LLC as parties. As amended, this agreement terminated three years after the closing of our initial February 2004 public offering, except for those Shareholders such as Messrs. Bradley and Redman, and AAC Quad-C Investors, who own in excess of 1% of the outstanding shares of common stock, for whom termination occurred in February 2011. On May 1, 2008, AAC Quad-C Investors made a request under the registration rights agreement to the Company to register the 10,932,051 shares of Company common stock owned by AAC Quad-C Investors for offer and sale by making a shelf registration on SEC Form S-3. The Company filed the S-3 Registration Statement with the SEC on May 22, 2008. It became effective on June 3, 2008. As of March 15, 2011, AAC Quad-C Investors had not sold any of its shares of Company common stock. Pursuant to the terms of the registration rights agreement, we are required to bear substantially all costs incurred in any registration, other than underwriting discounts and commissions.

Related Party Transaction Policy

It is the policy of the Company to avoid entering into related party transactions, unless the transaction is properly disclosed to and expressly consented to in writing by the Nominating and Corporate Governance Committee of the Board of Directors. The Company’s policies related to the approval of related party transactions are incorporated into its Code of Business Conduct which deals with conflicts of interest and requires any interested party to disclose the details of any matter that is an actual or apparent conflict of interest to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee must review any conflicts of interests that may affect the Company or any of its executive officers or Board members, and approve any related party transaction. The Nominating and Corporate Governance Committee is required to make any reports to the Board that are required to address any conflict of interest issue as deemed necessary by the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee determines that the transaction would not be fair to the Company, the Company will not enter into the proposed transaction.

Audit Committee Report

The following is the report of the Audit Committee (the “Committee”) with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2010, which include the consolidated statement of financial position of the Company and its subsidiaries as of December 31, 2010 and 2009, and related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years ended December 31, 2010, December 31, 2009, and December 31, 2008, and the notes thereto.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including any matters in the letter the Committee received from the firm required by applicable requirements of the Public Company Accounting Oversight Board.

The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed by the Company with the Securities and Exchange Commission.

William I Jacobs, Chairperson
Jennifer L. Adams
Donald Haider
William F. Pickard

Members, Audit Committee

Items to be Voted on by Shareholders

Ratification of Independent Registered Public Accountants – Item 2

Ratification of Independent Registered Public Accountants:

We are asking shareholders to ratify the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. If Shareholders fail to ratify our Audit Committee’s appointment of Grant Thornton LLP, the Audit

Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different firm to serve as our independent registered public accounting firm, if the Audit Committee determines that doing so would be in our best interests.

We expect representatives of Grant Thornton LLP to be present at the Annual Meeting, have the opportunity to make statements, and respond to appropriate questions.

Fees:	The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2010 and December 31, 2009 by Grant Thornton LLP, the Company’s principal accounting firm for those years.

	2010	2009
Audit Fees	$495,436	$485,143
Tax Fees (1)	$ 19,000	-
All Other Fees (2)	$ 7,500	-

(1) Tax fees consisted of $19,000 related to review of federal and state tax returns for the Company. (2) All other fees consisted of $7,500 related to the audit of the Company’s 401(k) plan.

Pre-approval Policy:	The Audit Committee has adopted a pre-approval Policy for Audit and Non-Audit Services pursuant to which it pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement with respect to such services. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent auditor. The Audit Committee has delegated authority to its chairperson to pre-approve any proposed services not covered by the general pre-approval of the Audit Committee or exceeding the pre-approved levels or amounts which must be addressed prior to the next regularly scheduled Audit Committee meeting. The chairperson must report all such pre-approvals to the Audit Committee at its next meeting for ratification by the Committee.

The Board of Directors recommends a vote FOR the ratification of Grant Thornton LLP as the Company’s independent registered public accountants for our fiscal year ending December 31, 2011.

Items to be Voted on by Shareholders

Approval of the Compensation of Named Executive Officers – Item 3

Approval of the Compensation of Named Executive Officers:	Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the shareholders of the Company are entitled to vote at the Annual Meeting to approve the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board of Directors.

Although the vote is non-binding, the Compensation Committee and the Board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions.

The Company has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of the Company’s named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to the Company’s ability to attract, retain and motivate individuals with the skills required to formulate and drive the Company’s strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. Please refer to the “Compensation Discussion and Analysis - Executive Summary” for an overview of the compensation of the Company’s named executive officers.

We are asking for shareholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules, including the disclosures under “Executive Compensation - Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement.

The Company also has several governance programs in place to align executive compensation with shareholder interests and mitigate risks in its plans. These programs include: stock ownership guidelines, limited perquisites, use of tally sheets and clawback provisions in its bonus plan and equity awards.

The affirmative vote of a majority of the outstanding shares of the Company’s common stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for advisory approval of this proposal.

The Board of Directors recommends a vote FOR the approval on an advisory basis of the compensation of the Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

Items to be Voted on by Shareholders

Frequency of Shareholder Vote on Executive Compensation – Item 4

Frequency of Shareholder Vote on Executive Compensation:	Under the Dodd-Frank Act and SEC rules, the shareholders of the Company are entitled to vote at the Annual Meeting regarding whether the shareholder advisory vote to approve the compensation of the Named Executive Officers as described in Proposal 3 should occur every one, two or three years or to abstain from voting on the matter. The shareholder vote on the frequency of the shareholder advisory vote to approve executive compensation is also an advisory vote only, and it is not binding on the Company or our Board of Directors.

Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the shareholders and will consider the outcome of the vote when determining the frequency of the shareholder advisory vote on executive compensation.

The Board of Directors has determined that an advisory shareholder vote on executive compensation every three years is the best approach for the Company and its shareholders for a number of reasons, including the following:

•  A three-year cycle will provide investors with sufficient time to evaluate the effectiveness of the Company’s short-term and long-term incentive programs, compensation strategies and operational performance; and

•  A three-year cycle provides the Board of Directors and the Compensation Committee with sufficient time to thoughtfully evaluate and respond to shareholder input and effectively implement any desired changes to the Company’s executive compensation program.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Abstentions will not be counted as either votes cast for or against the proposal.

The Board of Directors recommends a vote FOR THREE YEARS on Item 4 regarding the frequency of the shareholder vote to approve on an advisory basis the compensation of the Company’s named executive officers.

Other Information

Section 16(a) Beneficial Ownership Reporting Compliance:	Section 16 of the Securities Exchange Act of 1934 requires our executive officers, Directors and more than ten percent shareholders (“Insiders”) to file with the Securities and Exchange Commission and the Company reports of their ownership of the Company’s securities.

Based upon written representations and copies of reports furnished to the Company by Insiders, all Section 16 reporting requirements applicable to Insiders for 2010 were satisfied on a timely basis.

Other Matters:	At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the Annual Meeting other than those described in this Proxy Statement. However, if any other matters should come before the meeting, the persons named in the proxy card intend to vote the Proxy in accordance with their judgment on such matters.

By Order of the Board of Directors

Edwin L. Herbert
Secretary
March 28, 2011

REVOCABLE PROXY

ASSET ACCEPTANCE CAPITAL CORP.

ANNUAL MEETING OF SHAREHOLDERS

MAY 12, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Anthony R. Ignaczak and William I Jacobs, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of Asset Acceptance Capital Corp. held of record by the undersigned at the close of business on March 15, 2011, at the Annual Meeting of Shareholders to be held at the Company’s headquarters, 28405 Van Dyke Ave., Warren, Michigan, at 9:00 a.m., local time, on Thursday, May 12, 2011, or any postponement or adjournment thereof.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any postponement or adjournment thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all of the nominees for director in proposal 1, FOR proposals 2 and 3 and “3 YEARS” on proposal 4. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Shareholders or any adjournment or postponement thereof.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA

THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

À                    FOLD AND DETACH HERE                    À

ASSET ACCEPTANCE CAPITAL CORP. – ANNUAL MEETING, MAY 12, 2011

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-866-287-9812 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/aacc and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

6515

z		REVOCABLE PROXY ASSET ACCEPTANCE CAPITAL CORP.							{
	☒ PLEASE MARK VOTES AS IN THIS EXAMPLE					Annual Meeting of Shareholders MAY 12. 2011
	1. Election of Directors: For term ending 2014 Nominees: (01) Terrence D. Daniels (02) Rion B. Needs	For ☐	Withhold ☐	Far all Except ☐	2. Ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. 3. Advisory vote on executive compensation.		For ☐ For ☐	Against ☐ Against ☐	Abstain ☐ Abstain ☐

						One Year	Two Years	Three Years	Abstain
	INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.				4. Advisory vote on the frequency of holding future advisory votes on executive compensation.	☐	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND “3 YEARS” ON PROPOSAL 4.

					Mark here if you plan to attend the meeting				☐

					Mark here for address change and note change				☐

	Please be sure to date and sign this proxy card in the box below.	Date

NOTE: Please sign exactly as your name or names appear hereon. For joint accounts each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please print your full title.

	Sign above	Co-holder (if any) sign above

x	IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW								y

¿	FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL PROXY VOTING INSTRUCTIONS	¿

Shareholders of record have three ways to vote:

1. By Mail; or

2. By Telephone (using a Touch-Tone Phone); or

3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 12, 2011. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 12, 2011: 1-866-287-9812	Vote by Internet anytime prior to 3 a.m., May 12, 2011 go to https://www.proxyvotenow.com/aacc

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!